                                                                  Exhibit 10.88



                                EQUIPMENT LEASE


                                     Among

                       TEXTRON AUTOMOTIVE EXTERIORS INC.

                                      and

                       TEXTRON AUTOMOTIVE INTERIORS INC.

                              collectively as the

                                     Lessee

                                      and

                                 IAC TAX V, LLC

                                     Lessor



                         Dated: As of December 18, 2001

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   TERM................................................................     1

2.   AUTHORIZATION AND CONDITIONS........................................     1

3.   DELIVERY; INSPECTION AND ACCEPTANCE BY LESSEE.......................     3

4.   RENT................................................................     4

5.   REPRESENTATIONS AND WARRANTIES......................................     5

6.   COVENANTS...........................................................     9

7.   USE AND MAINTENANCE.................................................    13

8.   DISCLAIMER OF WARRANTIES............................................    16

9.   GENERAL TAX INDEMNITY...............................................    17

10.  LIENS...............................................................    24

11.  INSURANCE...........................................................    24

12.  LOSS AND DAMAGE.....................................................    28

13.  REDELIVERY..........................................................    30

14.  INDEMNITY...........................................................    33

15.  DEFAULT; REMEDIES...................................................    37

16.  ASSIGNMENT BY LESSOR AND LESSEE.....................................    40

17.  CHATTEL PAPER.......................................................    41

18.  RENEWAL.............................................................    42

19.  PURCHASE OPTIONS....................................................    42

20.  REMARKETING.........................................................    43

21.  INSPECTION..........................................................    44

22.  QUIET ENJOYMENT.....................................................  45

23.  TRANSACTION COSTS...................................................  45

24.  PAYMENTS DURING DEFAULT.............................................  45

25.  WAIVER OF JURY TRIAL................................................  46

26.  CHOICE OF LAW; JURISDICTION.........................................  46

27.  SEVERANCE...........................................................  47

28.  LESSOR LEVERAGE; GRANT PARTICIPATIONS OR DISCOUNT OF CASH FLOW......  47

29.  OWNERSHIP...........................................................  49

30.  MISCELLANEOUS.......................................................  52


Exhibits
--------

Exhibit A               -        Equipment Schedule
                                 Annex A - Basic Rent
                                 Annex B - Fixed Rate Renewal Rent
                                 Annex C - Purchase Option Dates and Amounts
                                 Annex D - Termination Values

Exhibit B               -        Definitions

Exhibit C               -        Form of Lessor Transfer Agreement

Exhibit D               -        Form of Lessee's Counsels Opinions
Exhibit D-1             -        Counsel
Exhibit D-2             -        Counsel

Exhibit E               -        Form of Lessor's Counsels Opinions
Exhibit E-1             -        Special Counsel
Exhibit E-2             -        In-House Counsel

                           EQUIPMENT LEASE AGREEMENT

     THIS EQUIPMENT LEASE AGREEMENT is made as of the 18th day of December, 2001, by and among IAC TAX V, LLC, a Delaware limited liability company ("Lessor"), and TEXTRON AUTOMOTIVE EXTERIORS INC., a Delaware corporation ("Exteriors"), TEXTRON AUTOMOTIVE INTERIORS INC., a Delaware corporation ("Interiors", Exteriors and Interiors being referred to herein jointly, severally and collectively as the "Lessee"). Unless otherwise defined herein, capitalized terms shall have the meaning assigned to such term in Exhibit B hereto.

      1. TERM. The Term of this Lease with respect to the Equipment shall consist of the Basic Term together with any Renewal Term entered into in accordance with Section 18 hereof.

      2.  AUTHORIZATION AND CONDITIONS.

(a) The Lessor's obligation to lease the Equipment to Lessee hereunder shall be conditioned upon and subject to the receipt by Lessor on or prior to the Closing Date of the following, in form and substance satisfactory to Lessor:

          (i) insurance complying with the provisions of Section 11 hereof shall be in full force and effect and Lessor shall have received certificates of insurance together with a letter signed by Lessee's insurer or authorized insurance broker that such insurance complies with the requirements of Section 11;

          (ii) Uniform Commercial Code financing statements duly executed by Lessee, if necessary, and Mortgages as are reasonably required by Lessor, together with any other filings, recordings or notices which are required or reasonably requested by Lessor in connection with the consummation of the transactions contemplated in the Operative Documents;

          (iii) a certificate of Lessee's Secretary or Assistant Secretary dated the Closing Date attaching and certifying:

(A) resolutions of Lessee's Board of Directors duly authorizing the leasing of the Equipment hereunder and the execution, delivery and performance of this Lease and all other Operative Documents to which Lessee is a party;

(B) the incumbency and signature of the officers of Lessee authorized to execute such documents;

(C) Lessee's certificate of incorporation, certified as of a recent date by the Secretary of State of its jurisdiction of incorporation; and

(D)  Lessee's by-laws;

          (iv) a certificate of a Responsible Officer of Lessee dated the Closing Date certifying on behalf of Lessee that (A) the representations and warranties of Lessee contained in Section 5(a) hereof and in any other Operative Document to which Lessee is a party are true and correct on and as of the Closing Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate to a specified earlier date, in which case such representations and warranties were true and correct as of such earlier date) and (B) no Default has occurred and is continuing;

          (v) an opinion of counsel for the Lessee substantially in the form set forth on Exhibit D-1 hereto;

          (vi) the execution and delivery of this Lease together with the other Operative Documents as Lessee is required to execute and deliver as of the Closing Date;

         (vii) on or prior to the Closing Date, Lessor shall have received an Appraisal from the Appraiser with respect to the Equipment in form and substance satisfactory to Lessor;

          (viii) good standing certificate issued by the Secretary of State of the jurisdiction of incorporation of Lessee as to the good standing of each thereof in such jurisdiction and, with respect to Lessee, from the Secretary of State of each State in which the Equipment is located as of the Closing Date as to the due qualification and good standing of Lessee as a foreign corporation authorized to do business in such State;

          (ix) the closing of the transactions under the Other Lease shall have occurred simultaneously with the closing of the transactions contemplated herein;

          (x) all taxes, fees and other charges payable in connection with the execution, delivery, recordation and filing of all documents shall have been paid in full or provided for, and Lessor and Lessee shall have received evidence reasonably satisfactory to them demonstrating payment in full (or exemption therefrom) of all such sales or transfer taxes;

          (xi) all such other documents, instruments and other actions as Lessor may reasonably request in connection with the consummation of the transactions contemplated herein and consistent with the terms hereof shall be complete and reasonably satisfactory to the Lessor; and

          (xii)   Mortgagee title insurance for the Mortgages.

(b) Lessee's obligations to lease the Equipment from Lessor under this Lease shall be conditioned upon and subject to the receipt by Lessee on or prior to the Closing Date of the following in form and substance reasonably satisfactory to Lessee:

          (i) a certificate of a Responsible Officer of Lessor dated the Closing Date certifying on behalf of Lessor that to the knowledge of such officer the representations and warranties of Lessor in Section 5(b) hereof are true and correct on and as of the Closing Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate to a specified earlier date, in which case such representations and warranties were true and correct as of such earlier date);

          (ii) a certificate of Lessor's Secretary or Assistant Secretary dated the Closing Date certifying:

(A) resolutions of Lessor's Members duly authorizing the execution, delivery and performance of the Operative Documents by Lessor;

(B) the incumbency and signature of the officers of Lessor authorized to execute such documents;

(C)   Lessor's limited liability company agreement;

(D) a good standing certificate as of a recent date issued by the Secretary of State of Lessor's jurisdiction of organization;

          (iii) an opinion of special counsel for Lessor substantially in the form set forth as Exhibit E-1 hereto and in-house counsel for Lessor substantially in the form set forth as Exhibit E-2 hereto;

          (iv) execution and delivery of each Operative Document which Lessor is required to execute and deliver as of such Closing Date;

          (v) all such other documents, instruments and other actions as Lessee may reasonably request in connection with the consummation of the transactions contemplated herein and consistent with the terms hereof shall be complete and reasonably satisfactory to Lessee; and

          (vi) the closing of the transactions contemplated in the Other Lease shall have been consummated prior to or simultaneously with the transactions contemplated herein.

     3. DELIVERY; INSPECTION AND ACCEPTANCE BY LESSEE. Subject to the terms and conditions hereof, Lessor and Lessee hereby agree as of the Closing Date to deliver and lease the Equipment specified hereto on Exhibit A (also, the "Equipment Schedule"); whereupon, as between Lessor and Lessee, such

          Equipment shall be deemed to have been delivered by Lessor, accepted by Lessee and subject to this Lease.

      4.  RENT.

(a) Basic Rent. On each Rent Payment Date during the Basic Term, Lessee shall pay to Lessor Basic Rent monthly in arrears in the amount specified on Annex A to the Equipment Schedule for such Rent Payment Date for the Equipment then subject to this Lease.

(b) Supplemental Rent. Lessee shall pay to Lessor, or to whomever shall be entitled thereto as expressly provided herein or in any other Operative Document, any and all Supplemental Rent promptly as the same shall become due and payable. In the event of any failure on the part of Lessee to pay any Supplemental Rent, Lessor shall have the same rights, powers and remedies provided herein or by law or equity in the case of nonpayment of Basic Rent (except for the difference in grace periods provided in Section 15 hereof).

(c) Method of Payment. Rent due and owing from Lessee to Lessor under or in connection with this Lease is payable as and when specified herein or any other Operative Document by wire transfer of immediately available funds in U.S. Dollars no later than 12:00 noon, New York time, at the place of receipt, on the day such payment is due hereunder, to Lessor's Account No. 10-42209 at ABA No. 071-000-013, or to such other account as Lessor may specify in writing from time to time at least five (5) Business Days prior to the date of such payment. If the date on which any payment of Rent is due hereunder is not a Business Day, such payment shall be made as aforesaid on the next succeeding Business Day, with the same force and effect as if made on the scheduled due date provided for in this Lease. If any payment of Rent is not paid on the date due, Lessor (or in the case of Supplemental Rent, to whoever shall be entitled thereto) may collect, and Lessee agrees to pay, interest on such overdue amounts at a rate of interest equal to the Late Charge Rate for the period such amount remains unpaid.

(d) Other Lease. Lessee acknowledges and agrees that the transactions contemplated herein and the Other Lease are two integral parts of an integrated financing transaction and it is a condition to the execution and delivery of the Lease that the Other Lease be simultaneously executed and delivered, for good and valuable consideration, the receipt of which is hereby acknowledged. Lessee hereby unconditionally and irrevocably agrees to pay, as primary obligor and not as surety, as Supplemental Rent hereunder, all amounts due and payable under the Other Lease.

(e) Net Lease; No Setoff; etc. This Lease is a net lease and, notwithstanding any other provision of this Lease, it is intended that Lessee's obligation to pay Basic Rent and Supplemental Rent hereunder shall be absolute and unconditional and shall not be affected by any circumstance whatsoever and shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction. The obligations and liabilities of Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including, without limitation: (i) any defect in the condition, quality or fitness for use of the Equipment or any part thereof; (ii) any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the Equipment or any part thereof; (iii) any restriction, prevention or curtailment of or interference with any use of the Equipment or any part thereof; (iv) any defect in title to or any Lien on such title; (v) any change, waiver, extension, indulgence or other action or omission in respect to any obligation or liability of Lessor or Investor; (vi) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Lessee, Lessor, or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee, Lessor, or any other Person, or by any court, in any such proceeding; (vii) any claim that Lessee has or might have against any Person, including, without limitation, Lessor; (viii) any failure on the part of Lessor to perform or comply with any of the terms hereof or of any other agreement; (ix) any invalidity or unenforceability or disaffirmance of this Lease against or by Lessee or any provision hereof or any of the other Operative Documents or any provision of any thereof; or (x) any other occurrence, event or circumstance whatsoever, whether similar or dissimilar to the foregoing, whether or not Lessee shall have notice or knowledge of any of the foregoing. This Lease shall be noncancelable by Lessee and, except as expressly provided herein, Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease, or to any diminution or reduction of Rent payable by Lessee hereunder. If for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise, except as expressly provided herein, Lessee shall nonetheless pay to Lessor an amount equal to each Rent payment at the time and in the manner that such payment would have become due and payable under the terms of this Lease if it had not been terminated in whole or in part.

      5.  REPRESENTATIONS AND WARRANTIES.

(a) Each of Exteriors and Interiors, jointly and severally represents and warrants as to itself as Lessee that, as of the date hereof:

          (i) Corporate Power. Lessee is a corporation duly organized and validly existing in good standing under the laws of the state of Delaware and each of Interiors and Exteriors is in good standing and qualified as a foreign corporation in each State where the Equipment operated by it is located and in such jurisdictions where its ownership or lease of property or the conduct of its business requires it to be so qualified except where the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Lessee and Lessee has the power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.

          (ii) Execution, Delivery, etc. The execution, delivery and performance of this Lease and the other Operative Documents to which Lessee is a party: (A) have been duly authorized by all necessary corporate action on the part of Lessee; (B) do not require the approval of any stockholder, trustee or holder of any obligations of Lessee except such as have been duly obtained and are in full force and effect; and (C) do not contravene any Applicable Laws now binding on Lessee, or the articles of incorporation or by-laws of Lessee, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee under (other than with respect to the transactions contemplated herein), any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound.

          (iii) Binding Obligations. This Lease and the other Operative Documents to which Lessee is a party, when entered into, will constitute legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with the terms thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          (iv) Litigation. There are no pending or, to the knowledge of Lessee, threatened actions or proceedings before any court, arbitrator or administrative agency, which (x) concern the Equipment or Lessee's interest therein or any of the transactions contemplated by the Operative Documents or (y) either individually or in the aggregate, could reasonably be expected to materially and adversely affect the financial condition of Lessee, or the ability of Lessee to perform its obligations hereunder.

          (v) Disclosure. No document prepared by Lessee and furnished by Lessee or any of its Affiliates to Lessor in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading, under the circumstances under which any such statement shall have been made.

          (vi) Name and Address. The full and correct legal name, type of organization and jurisdiction of organization of Lessee are correctly set forth in the paragraph describing the parties on page 1 of this Lease and the address stated below the signature block of Lessee is the chief place of business and chief executive office of Lessee; and Lessee does not conduct business in a corporate name at any location where the Equipment will be located under any other name.

          (vii) Liens. The Equipment is free of all liens, claims and encumbrances attributable to Lessee other than Permitted Liens, no effective financing statement or other form of lien notice covering all or any part of the Equipment authorized or signed by Lessee is on file in any recording office except those in favor of Lessor.

          (viii) Filings. Other than the filing of UCC-1 financing statements listing Lessee as the lessee/debtor in Delaware, no further action, including the filing or recording of any document, is required to perfect Lessor's security interest in and to the Equipment.

          (ix) ERISA. Assuming the truth and accuracy of the representations and warranties of Lessor set forth in Section 5(b)(vi) hereof, the execution and delivery of this Lease and the Operative Documents and the consummation of the transactions contemplated hereby and thereby will not involve any prohibited transaction under Section 406 or 407 of ERISA or
     Section 4975 of the Code.

          (x) Financial Advisor. Lessee has not retained any broker, finder or financial advisor in connection with the transactions contemplated by the Operative Documents.

          (xi) Investment Company Act. Lessee is not an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940.

          (xii) Environmental, Etc. To the best of Lessee's knowledge, (i) the Equipment and Lessee's intended use of the Equipment will comply in all material respects with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (ii) there are no circumstances that may prevent or interfere with Lessee's ability to operate and maintain the Equipment as contemplated by the Operative Documents in compliance in all material respects with applicable Environmental Laws; and (iii) there are no present circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of Hazardous Materials, that could (A) form the basis of an Environmental Claim against Lessee that individually or in the aggregate could materially and adversely affect the financial condition of Lessee or the ability of Lessee to perform its obligations hereunder, (B) cause the Equipment to be subject to any Liens or restrictions on its ownership, occupancy, use or transferability under applicable Environmental Laws, or (C) interfere with the continued operation and maintenance of the Equipment in any material respects.

          (xiii) No Consent Required. No order, license, consent, permit, authorization or approval of, or exemption by, or the giving of notice to, or the registration with or the taking of any other action in respect of any Governmental Authority or any other Person, and no filing, recording, publication or registration in any public office or any other place, is now, or under existing Applicable Laws, in the future will be, required or necessary on Lessee's behalf to authorize the execution, delivery and performance of the Operative Documents to which it is a party, or for the legality, validity, binding effect or enforceability thereof or for the operation of the Equipment.

          (xiv) No Default, Etc. No condition exists that constitutes, or with the giving of notice or lapse of time or both would constitute, a Default or a Total Loss.

          (xv) Compliance with Applicable Laws. The Equipment and Lessee's use of the Equipment comply with all Applicable Laws, and no notices, complaints or orders of violation or noncompliance of any nature whatsoever have been issued, or to Lessee's knowledge, threatened or contemplated by any Governmental Authority with respect to the Equipment or any part thereof other than in each case routine, minor or immaterial matters, none of which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the financial condition of Lessee or the ability of Lessee to perform its obligations hereunder or impose a material penalty on, or result in the imposition of any criminal liability on, any Indemnitee. Lessee is in compliance with all Applicable Laws to which it is subject, the failure to comply with which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of Lessee or the ability of Lessee to perform its obligations hereunder, and has obtained all licenses, permits, franchises and other governmental authorizations material to the conduct of its business and the maintenance, operation and ownership of the Equipment.

          (xvi) Taxes. Lessee has filed or caused to be filed all material federal, state and local tax returns that are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessment received by it to the extent that such Taxes have become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings. To the extent, if any, that such Taxes are not due and payable or are being contested in good faith by appropriate proceedings by it, it has established reserves (to the extent required by GAAP) that are reasonably adequate for the payment or settlement thereof.

          (xvii) Use and Operation of Equipment. All agreements, easements and other rights, public or private (including, without limitation, all Applicable Laws), which are necessary to permit the lawful use and operation of the Equipment by Lessee pursuant to this Lease are in full force and effect and Lessee has not received notice of any pending modification or cancellation of any of the same.

          (xviii)   Offering. Lessee has not offered, and neither it nor any
     authorized person acting on its behalf will hereafter offer, any interest in this Lease or the Equipment for sale to, or solicit any offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any Person or Persons whomever, so as thereby to result in the making and delivery of such interests being in violation of the provisions of Section 5 of the Securities Act of 1933, as amended.

(b)   Lessor represents and warrants that, as of the date hereof:

          (i) Corporate Power. Lessor is a limited liability company duly organized and validly existing in good standing under the laws of the state of its organization and has full corporate power, authority and legal right to conduct its business as presently conducted and to enter into and carry out the transactions contemplated by this Lease and the Operative Documents to which it is to be a party.

          (ii) Execution, Delivery, etc. The execution, delivery and performance of this Lease and the other Operative Documents to which Lessor is a party (A) have been duly authorized by all necessary action on the part of Lessor; (B) do not require the approval of any stockholder, trustee or holder of any obligations of Lessor except such as have been duly obtained; and (C) do not contravene any law, governmental rule, regulation or order now binding on Lessor, or the limited liability company agreement of Lessor, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessor under, any indenture, mortgage, contract or other agreement to which Lessor is a party or by which it or its property is bound which, either individually or in the aggregate, would materially and adversely affect the financial condition of Lessor or the ability of Lessor to perform its obligations hereunder.

          (iii) Binding Obligations. This Lease and the other Operative Documents to which Lessor is a party when entered into, will constitute legal, valid and binding obligations of Lessor enforceable against Lessor in accordance with the terms thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by Applicable Laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided herein.

          (iv) Lessor's Liens. There are no Lessor's Liens on or with respect to the Equipment attributable to Lessor.

          (v) Litigation. There are no pending or, to the knowledge of Lessor, threatened actions or proceedings to which Lessor is a party before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would materially and adversely affect the financial condition of Lessor or the ability of Lessor to perform its obligations hereunder.

          (vi) ERISA. No part of the funds to be used by Lessor to acquire the Equipment constitutes assets of a Plan.

     6.  COVENANTS.

(a) Each of Interiors and Exteriors jointly and severally covenants and agrees as follows:

          (i)   Financials.  The Lessee will furnish the Lessor:

(A) no later than 60 days after the end of each of the first three fiscal quarters a consolidated balance sheet of Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related statements of income and changes in financial position for such fiscal quarter, setting forth in each case in comparative form the figures for the previous period, internally prepared in accordance with GAAP and certified by the Treasurer, the Assistant Treasurer or an officer in the treasury department of Guarantor as being true and correct, all in reasonable detail and accompanied by a certificate of a Responsible Officer of Lessee stating that to the knowledge of such officer, after due inquiry, no Default has occurred and is continuing or if any such Default shall have occurred and be continuing, a description thereof and the actions which Lessee intends to take with respect thereto;

(B) no later than 120 days after the end of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor and its Consolidated Subsidiaries as of the end of such year and the related statements of income and changes in financial position setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall state that such financial statements present fairly the financial position of Guarantor as of the dates indicated and the results of its operations and changes in financial position for the periods indicated in conformity with GAAP applied on a consistent basis accompanied by a certificate of a Responsible Officer of Lessee of the type specified in subclause (A) above;

(C) promptly upon any Responsible Officer of Lessee obtaining knowledge of any condition or event which constitutes a Default hereunder, Lessee shall provide prompt written notice to Lessor specifying such condition and what action Lessee intends to take with respect thereto;

(D) within thirty (30) days after the date on which they are filed, all regular periodic reports, forms and other filings required to be made by Guarantor to the Securities and Exchange Commission, if any; and

(E) from time to time, such other information (financial or otherwise, but excluding non-public, proprietary or confidential, technical, marketing and other information with respect to the Lessee or Guarantor that is not made available to the public or other creditors) with respect to Lessee, Guarantor or the Equipment as Lessor may reasonably request.

          (ii) Further Assurances. (A) Lessee will, at its own cost and expense, promptly execute and deliver to Lessor such further documents, instruments and assurances and take such further action as Lessor from time to time may reasonably request in order to carry out the intent and purpose of this Lease and the other Operative Documents and to establish and protect the rights and remedies created or intended to be created in favor of Lessor hereunder and thereunder. Pursuant to any Applicable Law, the Lessee authorizes the Lessor to file or record financing statements and other filing or recoding documents or instruments with respect to the Equipment without the signature of the Lessee in such form and in such offices as the Lessor determines appropriate in order to carry out the intent and purpose of this Lease and the other Operative Documents and to establish and protect the rights and remedies created or intended to be created in favor of Lessor hereunder and thereunder.

               (B) Without limiting the foregoing, the parties intend and agree that, for the purpose of securing Lessee's obligations for the repayment all amounts due to Lessor hereunder and to the Affiliate of Lessor acting as lessor under the Other Lease, Lessee has agreed to mortgage all of its right, title and interest in and to its facilities located in Americus, Georgia, Athens, Tennessee, Columbia, Missouri and Rantoul, Illinois. Lessee will, at its sole cost and expense, promptly execute and deliver to Lessor such further documents, instruments and assurances and take such further action as Lessor from time to time may reasonably request, including, but not limited to, amendments to the Mortgages, as may be necessary in order to establish and protect a first priority lien on each of the above-described facilities in favor of Lessor.

          (iii) Fixtures. Without limiting the provisions of Section 10 hereof, Lessee agrees that if the manner in which any Item of Equipment is attached to or incorporated in any real property gives rise to the assertion of any Lien on such Item of Equipment by reason of such attachment or the assertion of a claim that such Equipment has become a fixture, Lessee will purchase the applicable Item of Equipment, which Lessor notifies Lessee in writing is subject to the assertion of any such Lien within thirty (30) days of such notice unless Lessee has removed or otherwise resolved any such asserted Lien to the reasonable satisfaction of Lessor prior to the required purchase date. The purchase price for such Item of Equipment shall be the higher of (A) the Termination Value of such Item of Equipment, and (B) the Fair Market Value thereof plus all other Rent then due and owing hereunder.

          (iv) Merger. Lessee shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets as an entirety to any Person unless the surviving corporation, or the corporation formed by such consolidation or merger or the Person which acquired by conveyance, transfer or lease substantially all of such assets as an entirety (i) shall be organized under the laws of the United States, any State thereof or the District of Columbia, (ii) shall execute and deliver to Lessor an agreement reasonably satisfactory in form and substance to Lessor containing an effective assumption by such Person of the due and punctual performance and observance of each covenant and condition of this Lease and the other Operative Documents to be performed or observed by Lessee and a written confirmation from Guarantor that the Guarantee remains in full force and effect and fully covers Lessee's (or any such successor's) obligations hereunder, (iii) shall have provided Lessor a legal opinion in form and substance reasonably satisfactory to Lessor as to the enforceability of such assumption agreement, (iv) no Default shall have occurred and be continuing or occur as a result of such merger, sale or transfer, and (v) Lessee or such successor shall pay the fees, costs and expenses of Lessor and Investor in connection with such transaction (including reasonable legal fees and expenses).

          Upon any consolidation or merger, or any conveyance, transfer or lease of substantially all the assets of Lessee as an entirety in accordance with this Section 6(a)(iv), the successor corporation formed by such consolidation or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of Lessee under this Lease and the other Operative Documents with the same effect as if such successor corporation or such Person, as the case may be, had been named as Lessee herein. Nothing contained herein shall permit any lease, sublease or other arrangement for the use, operation or possession of the Equipment except in compliance with the applicable provisions of this Lease.

          (v)   Maintenance of Corporate Existence; Licenses, etc. Subject to
     Section 6(a)(iv), Lessee shall at all times maintain its existence as a corporation in good standing under the laws of the State of Delaware and each of Interiors and Exteriors will maintain its good standing as a foreign corporation in the States in which the Equipment operated by it is located. Lessee shall, and shall cause each of its subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its rights, franchises, licenses, permits, consents, trademarks, copyrights and patents, except in each case where the failure to do so could not reasonably be expected to have a material adverse effect on the Equipment or the ability of Lessee to perform its obligations under the Operative Documents. In addition, Lessee shall, and shall cause each of its subsidiaries to, do or cause to be done all things necessary to maintain in full force and effect all consents and approvals of Governmental Authorities which may be necessary to operate and conduct the respective assets, properties, businesses and operations of the Lessee and each such subsidiary, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Equipment or the ability of Lessee to perform its obligations under the Operative Documents.

          (vi) Change of Name or Address. Lessee shall not change its name or the address of its chief executive offices, principal place of business or place where it maintains its business records relating to the Equipment without giving Investor and the Lessor at least 10 days' prior written notice of such change.

          (vii) Compliance with Laws, etc. Lessee shall, and shall cause each of its subsidiaries to, comply with the requirements of all Applicable Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not reasonably be expected, in the aggregate, to have a material adverse effect on the Equipment or the ability of Lessee to perform its obligations under the Operative Documents.

          (viii) Taxes. Lessee shall, and shall cause each of its subsidiaries to, pay and discharge, before the same becomes delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges or levies imposed upon the income, profits or properties of Lessee or any of its subsidiaries, except that no such tax, assessment, charge, levy or claim need be paid if (i) the same is being contested in good faith by appropriate proceedings and adequate reserves shall have been set aside on the appropriate books of Lessee or such subsidiary, as the case may be, in conformity with GAAP, (ii) failure to pay the same could not reasonably be expected to have a material adverse effect on the Equipment or the ability of Lessee to perform its obligations under the Operative Documents, or (iii) in the event of any such tax, assessment, charge or levy which Lessee is required to pay under this Lease, the Lessee is in compliance with all of the terms of this Lease relating to the payment or contest thereof.

          (ix) Guarantee. Immediately following the Bison Closing, Guarantor shall execute and deliver the other certificates, opinions and documents required by Section 4.1 thereof.

(b) Lessor's Liens. Lessor covenants and agrees that it will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full, promptly after the same first becomes known to Lessor, any Lessor's Lien on or with respect to the Equipment attributable to Lessor; provided that Lessor shall not be required to so discharge any Lessor's Lien while the same is being contested in good faith by the appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any material danger of the sale, forfeiture or loss of, and shall not interfere with the use or disposition of, any part of the Equipment or title thereto or any interest therein or the payment of Rent related thereto.

     7. USE AND MAINTENANCE. (a) Use. Lessee may use the Equipment in the conduct of its business, in a manner so as to maintain the Equipment in good working order and in the same condition as when delivered to Lessee on the Closing Date, ordinary wear and tear excepted, consistent with the requirements of all applicable insurance policies, and in compliance with all Applicable Laws the non-compliance with which (x) could reasonably be expected to have a material adverse effect on the financial condition of Lessee or the ability of Lessee to perform its obligations hereunder or (y) in the reasonable opinion of Lessor could reasonably be expected to involve any of the items enumerated in clauses (i) through (iv) of the following sentence. Notwithstanding the foregoing, Lessee shall not be deemed to be in default hereof as long as Lessee is contesting the application of any Applicable Law if such test, challenge or appeal for review shall be prosecuted by Lessee in good faith and such test, challenge or appeal shall not involve:

          (i) a material risk of foreclosure, sale, forfeiture or loss of the Equipment;

          (ii) a material risk of extending the ultimate imposition of such Applicable Laws or the liability therefor beyond the end of the Term of this Lease;

          (iii) any risk of criminal liability on Lessor or a material civil claim against Lessor or Investor ; or

          (iv) a material risk of reduction of the residual value, utility or remaining life of the Equipment.

(a) Location of Equipment. Lessee may not move or relocate any Item of Equipment from the location identified on the Equipment Schedule to any other location without the prior written consent of Lessor not to be unreasonably withheld.

(b) Marking. If requested by Lessor, Lessee will cause each Item of Equipment to be marked, in a plain and distinct manner, with an inventory control tag furnished by Lessor.

(c) Maintenance. At its own expense, Lessee will cause the Equipment to be kept and maintained by trained and qualified personnel in as good operating condition as when delivered to Lessee hereunder on the Closing Date, ordinary wear and tear excepted, in accordance with prudent industry standards for similar automobile parts manufacturing equipment and Lessee's and its Affiliates standard practice for similar equipment owned or leased by them (without discrimination) and in accordance with written operation and maintenance standards as are necessary to keep in effect and enforce warranty claims for the Equipment against the manufacturer or vendor thereof, the requirements of all applicable insurance policies and in compliance with all Applicable Laws the non-compliance with which would violate the restriction of subclauses (x) and (y) of Section 7(a) above, and will provide all maintenance and service and make all repairs or replacements reasonably necessary for such purpose. In addition, Lessee shall maintain and upgrade the Equipment, including all applicable software in conformity with upgrades that would otherwise be provided in accordance with prudent industry standards, or otherwise specified in the manufacturer's latest engineering specifications for operation or maintenance of such Equipment and Lessee's standard maintenance procedures for similar equipment. Lessee shall keep and maintain proper books and records relating to all material service and maintenance performed on the Equipment, in accordance with prudent industry standards and the standards applied by Lessee and its Affiliates with respect to similar equipment owned or leased by them.

(d) Parts. If any parts of any Item of Equipment become worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Lessee, at its own expense, will replace such parts with replacement parts which are free and clear of all Liens (other than Permitted Liens) and have a residual value, utility and remaining life at least equal to that of the parts replaced, assuming such replaced parts were in the condition required by this Lease. Title to all parts that are added to the Equipment (i) which are required by Applicable Law, (ii) which are in replacement of or substitution for, and not in addition to any part constituting part of the Equipment on the Closing Date or (iii) which cannot be detached from the Equipment without materially adversely affecting the residual value, utility and remaining life which the Equipment would have had without the addition thereof, shall immediately become the property of Lessor, and shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder. No replacement or substitution of parts pursuant hereto shall cause the Equipment to be "limited use property" within the meaning of Revenue Procedure 2001-28, 2001-19 I.R.B. 1156. Title to all other parts added to the Equipment shall be and remain the property of Lessee and shall not be deemed to constitute part of the Equipment or be subject to this Lease.

(e) Subleasing. Subject to obtaining the prior written consent of Lessor, not to be unreasonably withheld or delayed, Lessee will have the right to sublease all or any portion of the Equipment; provided, however, that prior to entering into any such sublease, Lessee meets the following conditions:

          (i) the sublease shall contain terms with respect to use, operation and maintenance no less restrictive than the terms of this Lease, shall prohibit further subleasing and shall be for a term that does not extend beyond the Term of this Lease;

          (ii) the rights of the sublessee pursuant to any sublease shall be expressly subject and subordinate to all the terms of this Lease;

          (iii) no such sublease shall relieve Lessee of any of its obligations, liabilities or duties hereunder which shall be and remain those of a principal and not a guarantor;

          (iv) the Guarantees and the other Operative Documents shall remain in full force and effect;

          (v) no Default or Potential Default shall have occurred and be continuing; and

          (vi) the applicable sublessee shall not be insolvent or bankrupt at the inception of the sublease.

(f)   Alterations.

          (i) Required Alterations. Lessee, at its sole cost and expense, shall make such alterations, modifications and additions (collectively "Alterations") to the Equipment as may be required from time to time to meet the requirements of Applicable Laws (unless compliance therewith is being contested in good faith in accordance with
     Section 7(a)(x) and (y) hereof) and the requirements of applicable insurance policies.

          (ii) Optional Alterations. Lessee may, at its own expense, from time to time make such Alterations to the Equipment as Lessee may deem desirable in the proper conduct of its business; provided, however, that any such Alteration made pursuant to this clause (ii) shall not impair the operation of the Equipment or diminish the current Fair Market Value, or residual value, utility, or remaining life of such Equipment (other than to a de minimus extent) assuming that immediately prior to such Alteration such Equipment was in the condition required by this Lease and shall not cause the Equipment to be "limited use property" within the meaning of Revenue Procedure 2001-28, 2001-19 I.R.B. 1156.

          (iii) Title to Alterations. Title to all Alterations required by clause (i) above or made pursuant to clause (ii) above which cannot be detached from the Equipment without materially adversely affecting the Fair Market Value, residual value, utility and remaining life which the Equipment would have without such Alteration, shall immediately vest with Lessor, and shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder. Title to all other Alterations shall be and remain the property of Lessee and shall not be deemed to constitute part of the Equipment and may removed by Lessee at any time prior to redelivery of the Equipment to Lessor pursuant to
     Section 13 hereof so long as such removal does not impair the operation of the Equipment or materially reduce the current Fair Market Value or residual value or reduce the utility or remaining life of the Equipment (other than to de minimus extent), assuming such Equipment was in the condition required by this Lease. Lessor shall have the right, upon the expiration of the Term to purchase from Lessee any Alteration which has not been previously removed or identified by Lessee for removal, title to which remains vested in Lessee pursuant to the terms hereof, at its then Fair Market Value by giving Lessee notice prior to the expiration of the Term of its intent to exercise such option.

     8. DISCLAIMER OF WARRANTIES. NEITHER LESSOR NOR ANY AFFILIATE OF LESSOR (NONE OF SUCH PERSONS BEING A SELLER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY APPLICABLE JURISDICTION), NOR A SELLER'S AGENT), HAS MADE OR SHALL BE DEEMED TO HAVE MADE OR MAKES TO LESSEE (AND EACH OF THE FOREGOING EXPRESSLY DISCLAIMS) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE TITLE, VALUE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE FITNESS OR SUITABILITY FOR USE,

           DESIGN OR CONDITION OF THE EQUIPMENT (OR WITH RESPECT TO ANY ITEM OF EQUIPMENT); THE QUALITY OR CAPACITY OF THE EQUIPMENT (INCLUDING THE EQUIPMENT); THE WORKMANSHIP IN THE EQUIPMENT; THAT THE EQUIPMENT WILL SATISFY THE REQUIREMENTS OF ANY LAW, RULE, SPECIFICATION OR CONTRACT PERTAINING THERETO; AND ANY GUARANTY OR WARRANTY AGAINST PATENT INFRINGEMENT OR LATENT DEFECTS, OR ANY OTHER WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT, it being agreed that all such risks, as between Lessor and Lessee, are to be borne by Lessee. Lessor is not responsible for any direct, indirect, incidental or consequential damage to or losses resulting from the installation, operation or use of the Equipment or any products manufactured thereby.

      9.   GENERAL TAX INDEMNITY.

(a) General Taxes. Subject to the provisions of this Section 9, the Lessee agrees to indemnify the Lessor and the Investor, and each of their respective successors, permitted assigns, directors, officers, employees, agents and Affiliates (collectively, "Tax Indemnitees") on an After-Tax Basis against, and hold the Tax Indemnitees harmless from, the actual amount of any and all Taxes imposed by the United States of America or by any state or local taxing authority within the United States or any foreign or international taxing authority against the Tax Indemnitees or the Lessee or withheld from any payment, or imposed against the Equipment or any sublessee or user of the Equipment, in connection with or relating to or on or with respect to (i) this Lease or any of the other Operative Documents or any amendment, supplement, waiver or consent thereto or the execution, delivery or performance of any thereof; (ii) the Equipment or any interest therein or any alteration or improvement, or any interest therein; (iii) the financing, refinancing, demolition, substitution, control, occupancy, servicing, purchase, acceptance, possession, rejection, ownership, delivery, nondelivery, return, use, nonuse, rental, lease, activity conducted on, operation, insuring, replacement, improvement, leasing, subleasing, hire, condition, maintenance, modification, repair, sale, abandonment, redelivery, location, transfer of title or other application or disposition of the Equipment or any interest therein; (iv) the payment by the Lessee of Rent or other amounts, receipts, income or earnings arising from the Equipment with respect to this Lease or any other Operative Document; (v) the income or other proceeds received with respect to the Equipment or any part thereof or interest thereon, or (vi) otherwise in connection with the transactions contemplated by the Operative Documents.

(b) Exclusions. Notwithstanding anything to the contrary contained herein, Lessee will have no obligation under this Section 9 with respect to any one or more of the following (except to the extent such Taxes apply as a consequence of the Lease being treated other than as a loan for tax purposes and exceed the amount of Taxes that would have applied if the Lease had been treated as a loan):

          (i) Taxes (other than those that are, or are in the nature of, sales, use, ad valorem, license, excise, rental, transfer or property taxes) that are imposed by the United States that are based and measured by gross or net income or gross or net receipts, or are capital, franchise, net worth, privilege, doing business or similar taxes; provided that this clause (b)(i) shall not be interpreted to prevent a payment from being made on an After-Tax Basis if such payment is otherwise required to be so made;

          (ii) Taxes attributable to any period after the expiration or earlier termination of the Lease and the return of the Equipment pursuant thereto; provided, that there shall not be excluded under this subparagraph (ii) any Taxes to the extent such Taxes relate to events or circumstances occurring or matters arising prior to or in connection with such expiration, termination or return;

          (iii) any Taxes imposed against or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee or any Affiliate thereof, unless such gross negligence or willful misconduct is attributable to the gross negligence or willful misconduct of a Lessee Person or the breach or inaccuracy of any representation, warranty or covenant of the Lessee Person contained in this Lease;

          (iv) any Tax for so long as it is being contested in good faith in accordance with the provisions of Section 9(e) hereof; provided that the Lessor shall be receiving all amounts of Rent payable to it without reduction on account of such Tax;

          (v) any Taxes attributable to any sale or other disposition of any Equipment by the Lessor, provided that this clause (b)(v) shall not apply to (A) any transfer or disposition in connection with a Default under the Lease or any other Operative Document or (B) any transfer or disposition resulting from the exercise by the Lessee of any of its rights (or the satisfaction of any of the Lessee's obligations) under the Operative Documents

          (vi) any Taxes to the extent resulting from the breach or inaccuracy of any representation, warranty or covenant contained in this Lease by any Tax Indemnitee (or any Affiliate thereof), unless such breach or inaccuracy is attributable to the breach or inaccuracy of any representation, warranty or covenant of a Lessee Person contained in this Lease;

          (vii) any Tax which is being contested in accordance with the provisions of Section 9(e) hereof, during the pendency of such contest;

          (viii) any liability of any Tax Indemnitee for any alternative minimum taxes; and

          (ix) Taxes imposed on a Tax Indemnitee that are based on, or measured by, the fees or other compensation received by such Tax Indemnitee acting as agent (in its individual capacities) under this Lease or any other Operative Document.

(c) Reimbursement. If the Lessee (or a Person making payment on behalf of the Lessee) shall have paid any amount pursuant to the Lease or any other Operative Document with respect to or on account of Taxes not subject to indemnification pursuant to this Section 9, such Tax Indemnitee shall pay to the Lessee, within 30 days of receipt of written notice from the Lessee of such payment, the amount so paid by Lessee (or such Person making payment on behalf of the Lessee).

(d) Calculation of General Tax Indemnity Payments; Tax Savings. Any payment or indemnity to or for the benefit of a Tax Indemnitee with respect to any Tax which is subject to indemnification under Section 9(a) hereof shall (A) be reduced to reflect the combined net savings then actually realized by such Tax Indemnitee and any Affiliate(s) thereof resulting therefrom or from the event giving rise to such tax and (B) include, after taking into account the savings described in clause (A), the amount necessary to hold such Tax Indemnitee harmless on an After-Tax Basis; provided, however, that each Tax Indemnitee and each Affiliate thereof shall provide in writing such certifications, information and documentation within their control as shall be reasonably requested by the Lessee to minimize any payment pursuant to this Section 9, as long as the provision of such certification, information, or documentation does not expose a Tax Indemnitee or an Affiliate thereof to a material risk of material adverse consequences (determined in the reasonable good faith judgment of such Tax Indemnitee). If, by reason of any Tax payment made to or for the account of a Tax Indemnitee by or on behalf of the Lessee pursuant to this
Section 9 (or the circumstances or event giving rise thereto,) such Tax Indemnitee or any Affiliate thereof realizes a net Tax benefit, refund, saving, deduction or credit not previously taken into account in computing such payment, such Tax Indemnitee shall within 30 days pay to the Lessee an amount equal to the sum of (I) the actual net reduction in Taxes, if any, realized by such Tax Indemnitee and its Affiliates which is attributable to such net Tax benefit, refund, saving, deduction or credit and (II) the actual net reduction in any Taxes realized by such Tax Indemnitee and its Affiliates as the result of any payment made by such Tax Indemnitee. Notwithstanding the foregoing, no Tax Indemnitee shall be required to make any payment to the Lessee pursuant to this Section 9(d) to the extent such payment would exceed, in the aggregate at any time, the amount of all prior payments made by or on behalf of the Lessee to such Tax Indemnitee (including its successors, assigns and Affiliates) pursuant to this Section 9. If any amount otherwise payable to the Lessee is not payable by reason of the occurrence and continuation of a Default, such amount shall be payable when such Default is no longer continuing. Any Taxes that are imposed on any Tax Indemnitee as a result of the disallowance, unavailability, recapture or reduction of any Tax benefit, savings, deduction, credit or refund referred to in this paragraph or taken into account in computing the amount payable by Lessee hereunder as to which a Tax Indemnitee has made a payment to Lessee, shall be treated as a Tax for which Lessee must indemnify such Tax Indemnitee hereunder without regard to any of the exclusions set forth in Section 9(b) hereof other than Sections 9(b)(iii) and 9(b)(v). Each Tax Indemnitee agrees to use its reasonable best efforts, and further agrees to consider in good faith such actions as the Lessee may reasonably request, to realize any Tax refunds, deductions, benefits or other savings that would reduce the Lessee's indemnity obligation or would be required to be paid by such Tax Indemnitee to the Lessee as soon as they are available. Any reasonable costs incurred by a Tax Indemnitee in pursuing actions contemplated by the preceding sentence shall be for the account of the Lessee.

(e)   Contests.

          (i) Initiation. If any claim shall be made against a Tax Indemnitee or if any proceeding shall be commenced against a Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Lessee may have an indemnity obligation pursuant to this Section 9, such Tax Indemnitee shall, within 20 days of the commencement or notification of the commencement of such claim or proceeding, notify the Lessee in writing and, if practicable, shall not take any action with respect to such claim, proceeding or Tax without the prior written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 30 days after the receipt of such notice by the Lessee; provided however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulations to take action prior to the end of such 30-day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Tax without the written consent of Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 10 days after the receipt of such notice by the Lessee unless the Tax Indemnitee shall be required to take a prescribed action by law or regulations prior to the end of such 10 day period; and provided, further, that such Tax Indemnitee's failure to notify the Lessee promptly of such written claim shall not relieve the Lessee of any obligation to indemnify such Tax Indemnitee hereunder unless such failure effectively precludes the Lessee from contesting such claim.

          (ii) Control and Conditions. If requested in writing by the Lessee within 30 days after receipt by the Lessee of the notice required by clause (i) with respect to the claim or proceeding that is the subject of such notice, or, in the case of any claim or proceeding with respect to which Lessee (as opposed to the Tax Indemnitee) receives notice, upon the written request of the Lessee and provision of such notice to the Tax Indemnitee, the Tax Indemnitee shall and, when applicable shall permit the Lessee to, contest (including, without limitation, by pursuit of appeals and administrative procedures) the validity, applicability or amount of such Taxes if (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of the Tax

     Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (z) the Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim, provided that in the case of a contest described in clause
     (y), if the Tax Indemnitee determines in good faith that such contest by the Lessee could have a material adverse impact on the business or operations of the Tax Indemnitee and provides a written explanation to the Lessee of such determination, the Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Tax ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and (y) of the preceding sentence, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the contest of the former. In all other claims requested to be contested by the Lessee, the Tax Indemnitee shall control the contest of such claim. No contest shall be permitted unless: (1) the Tax at issue (taking into account all similar and logically related claims with respect to the transactions contemplated by the Operative Documents that have been or realistically could be raised in an audit involving such Tax Indemnitee for which the Lessee may be liable to pay an indemnity under this Section 9 exceeds $20,000; (2) Lessee shall have agreed to pay such Tax Indemnitee and shall pay on an After-Tax Basis as incurred all reasonable out-of-pocket costs and expenses incurred in connection with contesting such claim (including, without limitation, all reasonable costs, expenses, legal, investigatory and accounting fees and disbursements); (3) prior to the commencement of any administrative appeals Lessee shall have acknowledged in writing its obligation to indemnify such Tax Indemnitee in accordance with this
     Section 9 for the Taxes to which such claim relates in the event such contest is unsuccessful in whole or in part, provided, however, that in no event shall the Lessee be required to indemnify for a claim if the Final Determination of such claim clearly demonstrates that the Lessee is not obligated to indemnify hereunder for such claim; and (4) prior to initiating the contest the Lessee shall have furnished such Tax Indemnitee with an opinion of a tax advisor selected by the Lessee and reasonably satisfactory to the Lessor ("Lessee's Advisor") to the effect that a Reasonable Basis exists for such contest; provided, however, that prior to the appeal of any adverse judicial determination, such opinion must be to the effect that Substantial Authority exists for the reversal or other modifications of such determination on appeal; (5) such Tax Indemnitee shall have reasonably determined in good faith that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Equipment or the creation of any Lien on the Equipment and that there is no risk of criminal liability that may be imposed with respect to such Tax Indemnitee; (6) if such contest shall involve payment of the claim, Lessee shall advance the amount hereof plus (to the extent indemnified under Section 9(a)) interest, penalties and additions to tax with respect thereto to such Tax Indemnitee on an interest-free basis (with no additional net after-tax cost to such Tax

     Indemnitee; and (7) no Specified Potential Default shall have occurred and be continuing. Except as set forth in clause (iii) below, the Tax Indemnitees shall not be entitled to settle, compromise or pay any Tax, in the case of a Lessee-Controlled Contest, so long as such contest is being prosecuted in good faith, and in the case of a contest controlled by such Tax Indemnitee, without the prior written consent of the Lessee unless such Tax Indemnitee waives its right to be indemnified under this Section 9 with respect to the claim. Notwithstanding anything herein to the contrary, in no event shall any Tax Indemnitee be required to contest any claim required to be brought in its own name if the subject matter of such claim shall be of a continuing nature and clearly shall have been the subject matter of an adverse Final Determination.

          (iii) Conduct. The party conducting the contest ("Controlling Party") shall consult in good faith with the other party ("Noncontrolling Party") and its advisors with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions to be taken shall be made by the Controlling Party in its sole judgment. In addition, the Controlling Party shall keep the Noncontrolling Party reasonably informed as to the progress of the contest, and shall provide the Noncontrolling Party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the Controlling Party or any Affiliate thereof, in connection with such claim or the contest thereof. The Controlling Party shall be responsible for the selection of advisors, which advisors must be reasonably satisfactory to the Noncontrolling Party. If it shall be determined that the Lessee shall be responsible for the payment of a claim for Taxes or claim for refund which has been the subject of a contest pursuant to this Section 9(e), the Lessee shall reimburse (to the extent not theretofore paid), on an After-Tax Basis, the Controlling Party (to the extent the Lessee was not the Controlling Party) for the reasonable out-of-pocket expenses incurred by such Controlling Party in the pursuit of such contest.

          (iv) Waiver of Indemnity. Notwithstanding anything contained in this Section 9, a Tax Indemnitee may refuse to contest the imposition of a Tax or a Tax Indemnitee may settle any contest without the consent of the Lessee if such Tax Indemnitee shall waive its right to indemnity under this Section 9 with respect to such claim for such Tax (and such waiver shall apply to any claim made by any taxing authority with respect to other taxable periods that are materially adversely affected as a result of such waiver).

(f) Payments. Any Tax indemnifiable under this Section 9 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted, and if direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to an Indemnitee pursuant to Section 9 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before five Business Days prior to the date that the relevant Taxes are due; provided, the foregoing shall not preclude the Lessee from suspending payment in connection with a contest conducted pursuant to this
Section 9 in accordance with Applicable Law. Any payments made pursuant to this
Section 9 shall be made directly to such Tax Indemnitee or the Lessee, as the case may be, in immediately payable funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee and mailed to the payee by certified mail, postage prepaid at its address specified in Section 30(e) hereof.

(g) Reports. If any report, return or statement (a "Filing") is required to be filed with respect to any Tax that is subject to indemnification under this
Section 9, the Lessee shall promptly notify the applicable Tax Indemnitee of such requirement in writing and, if permitted by Applicable Laws to do so, the Lessee shall at its expense timely file or cause to be filed such Filing with respect to such Tax (except for such Filing that the applicable Tax Indemnitee has notified Lessee in writing that such Tax Indemnitee intends to file) in its own name; provided, however, that such Tax Indemnitee shall have furnished the Lessee, at the Lessee's request and expense, with such information, not within the control of the Lessee, as is in the such Tax Indemnitee's control or is reasonably available to such Tax Indemnitee and necessary to file such Filing in its own name. If the Lessee is not permitted by Applicable Laws to file any such Filing, the Lessee will promptly notify the applicable Tax Indemnitee of such requirement in writing and prepare and deliver to the applicable Tax Indemnitee a proposed form of such Filing within a reasonable time, and in all events at least 10 days prior to the time such Filing is required to be filed. Lessee shall furnish to the appropriate Tax Indemnitee within 30 days after the date any Taxes referred to in this Section 9 are payable by Lessee, official receipts of the appropriate taxing authority or other proof satisfactory to such Tax Indemnitee of the payment of such Taxes. Lessee shall have no right to inspect the books, records, tax returns, or other documents (including work papers) of or relating to such Tax Indemnitee or an Affiliate to verify such computations or for any other purpose.

(h) Verification. At the Lessee's request, the amount of any indemnity payment by the Lessee pursuant to this Section 9 or any payment by a Tax Indemnitee to the Lessee pursuant to this Section 9 shall be verified by a nationally recognized independent United States accounting mutually agreeable to such Tax Indemnitee and the Lessee, who shall be asked to verify, whether the Tax Indemnitee's computations are correct and to report its conclusions to both the Lessee and such Tax Indemnitee. Each Tax Indemnitee and the Lessee hereby agree to provide such firm with all information and materials as shall be reasonably necessary or desirable in connection therewith. The fee of such firm shall be paid by the Lessee unless such verification shall result in an adjustment in the Lessee's favor of more than 10% of the indemnity amounts as computed by the Tax Indemnitee, in which case such fees shall be paid by such Tax Indemnitee. Any information provided to such firm by any Person shall be and remain the exclusive property of such Person and shall be deemed by the parties to be (and such firm will confirm in writing that they will treat such information as) the private, proprietary and confidential property of such Person, and no Person other than such Person and such firm shall be entitled thereto, and all such materials shall be returned to such Person. Such firm shall be requested to make its determination within 30 days. If such firm shall determine that such computations are correct, then such firm shall determine what it believes to be the correct computations. The computations of the accounting firm shall be final, binding, and conclusive upon the Lessee and the applicable Tax Indemnitee. The parties agree that the sole responsibility of the firm shall be to verify the amount of a payment pursuant to this Lease and that matters of interpretation of this Lease are not within the scope of the firm's responsibility.

     10. LIENS. The parties intend and agree that for all purposes, Lessee will treat the Equipment as personal property and will not take any actions or positions inconsistent therewith, notwithstanding the manner in which it may be affixed to any real property. Lessee further agrees to maintain the Equipment free from all Liens of Persons claiming by, through or under Lessee other than:

(a) the respective rights of Lessor and Lessee provided herein and in the other Operative Documents and of Lessor and Lessee under the Other Lease and the documents executed in connection therewith;

(b)   the rights of others to the extent permitted by Section 7(f) hereof;

(c)   Lessor's Liens and Lessor's Liens under the Other Lease;

(d) Liens for fees, taxes, levies, duties or other governmental charges of any kind, liens of mechanics, materialmen, laborers, employees or suppliers and similar liens arising by operation of law in each case incurred by Lessee in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by appropriate proceedings (provided, however, that such proceedings do not involve any of the items enumerated in clauses (i) through (iv) of the second sentence of Section 7(a) hereof; and

(e) Liens arising out of any judgments or awards against Lessee with respect to which an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings and which have been adequately bonded to protect Lessor's interests or with respect to which a stay of execution has been obtained pending such appeal or proceeding for review.

     11.   INSURANCE.

(a) Coverage. Without limiting any of the other obligations or liabilities of the Lessee under this Lease, the Lessee shall, during the term of this Lease, carry and maintain, at its own expense, at least the minimum insurance coverage set forth in this Section 11, and which shall not be less favorable than insurance maintained by the Lessee on its properties other than the Equipment. All insurance carried pursuant to this Section 11 shall be placed with such insurers having a minimum A.M. Best rating of A+X, or by companies who obligations are guaranteed by a parent which has such rating, and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to the Lessor. Any of the following insurance coverages may be carried as part of blanket policies, provided that (i) upon the Lessor's request, the insurer under such blanket policies shall certify to the Lessor any sublimits applicable to the Equipment, which amounts shall not be less than those required by the Lease, (ii) the protection afforded, except for the exhaustion of aggregate limits, under any such policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Equipment and (iii) be in amounts sufficient to prevent Lessor from becoming at any time a co-insurer with respect to any loss relating to events or occurrences under such policies.

          (i) All Risk Property Insurance. The Lessee shall maintain all risk property insurance covering each and every component of the Equipment against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown). Coverage shall be written in the greater of (A) Termination Value of the Equipment as of the preceding Loss Payment Date and (B) the replacement cost value of the Equipment. Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage in an amount not less than $1,000,000;

          (ii) Flood Insurance. As an extension of the insurance required under subsection (a)(i), the Lessee shall maintain flood insurance with respect to those Items of Equipment that are located in areas identified by the Federal Emergency Management Agency as having special hazards;

          (iii) Comprehensive General Liability Insurance. The Lessee shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $25,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, sudden and accidental pollution, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law;

          (iv) Workers' Compensation/Employer's Liability. The Lessee shall maintain Workers' Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of the Lessee while at work or in the scope of his employment with the Lessee and Employer's Liability in an amount not less than $1,000,000. Such coverage shall not contain any occupational disease exclusions; and

          (v) Excess/Umbrella Liability. The Lessee shall maintain excess or umbrella liability insurance in an amount not less than $100,000,000 written on an occurrence basis providing coverage limits excess of the insurance limits required under sections (a)(iii) and, (a)(iv) employer's liability only. Such insurance shall follow the form of the primary insurances and drop down in the event of exhaustion of underlying limits and/or aggregates. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable under law.

(b) Endorsements. The Lessee shall cause all insurance policies carried and maintained in accordance with this Section 11 to be endorsed as follows:

          (i) The Lessee shall be named insured and the Lessor and Investor shall be additional named insureds, with the Lessor as loss payee, with respect to policies described in subsections (a)(i) and (a)(ii). The Lessee shall be the named insured and the Lessor and Investor shall be additional insureds with respect to policies described in subsections
     (a)(iii), (a)(iv) and, (a)(v). It shall be understood that any obligation imposed upon the Lessee, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Lessee and not that of the Lessor or Investor;

          (ii)   with respect to policies described in subsections (a)(i) and
     (a)(ii), the interests of the Lessor shall not be invalidated by any action or inaction of the Lessee, or any other Person, and shall insure the Lessor regardless of any breach or violation by the Lessee or any other Person, of any warranties, declarations or conditions of such policies;

          (iii) inasmuch as the liability policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

          (iv) the insurers thereunder shall waive all rights of subrogation against the Lessor and Investor, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise;

          (v) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Lessor with respect to its interests in the Equipment; and

          (vi) if such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by the Lessee or carrier which affect the interests of the Lessor or Investor, such cancellation or change shall not be effective as to the Lessor and Investor until thirty (30) days, except for non-payment of premium which shall be ten (10) days, after receipt by the Lessor and Investor of written notice sent by registered mail from such insurer.

(c) Certifications. On the Closing Date, on the date of the Bison Closing, and at each policy renewal, but not less than annually, Lessee shall provide to the Lessor and Investor approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated for such insurance required in paragraph (b) above.

(d) Insurance Report. Concurrently with the furnishing of all certificates referred to in this Section 11, Lessee shall furnish the Lessor and Investor with an opinion from an independent insurance broker, reasonably acceptable to the Lessor, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then maintained by the Lessee is in accordance with this Section 11. Furthermore, upon its first knowledge, such broker shall advise the Lessor promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Lessee hereunder.

(e) Failure to Maintain Insurance. In the event the Lessee fails to maintain the full insurance coverage required by this Section 11, the Lessor or Investor, upon 30 days' prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Lessee of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by the Lessor or Investor shall become an additional obligation of the Lessee to the Lessor or Investor, and the Lessee shall forthwith pay such amounts as Supplemental Rent to the Lessor or Investor, together with interest thereon at the Late Charge Rate from the date so advanced.

(f) General. The Lessor shall be entitled, upon reasonable advance notice, to review the Lessee's insurance policies carried and maintained with respect to the Equipment and the Lessee's obligations under this Section 11. Upon request, the Lessee shall furnish the Lessor with copies of all insurance policies, binders, and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 11 or any provision of this Agreement shall impose on the Lessor or Investor any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Lessee, nor shall the Lessor be responsible for any representations or warranties made by or on behalf of the Lessee to any insurance broker, company or underwriter.

(g) Deductibles. The deductible with respect to "all risk" insurance required by clause (a)(i) above shall not exceed $1,000,000, and the deductible with respect to commercial general liability insurance required by clause (a)(iii) above shall not exceed $2,000,000.

(h) Payment of Proceeds. Subject to Section 24 hereof, all insurance proceeds received by or payable to Lessor on account of any damage to or destruction of any Item of Equipment or any part thereof (less the actual costs, fees and expenses incurred in the collection thereof), other than any damage or destruction constituting a Total Loss which shall be subject to Section 12(c) hereof, in amounts less than $500,000 shall be paid over to Lessee or as it may direct from time to time to pay (or reimburse Lessee for) the cost of repair and restoration of the Equipment.

Subject to Section 24 hereof, all insurance proceeds in excess of $500,000 shall be paid to Lessor, and distributed to Lessee or as it may direct from time to time as repair and restoration progresses, but only upon the written request of Lessee accompanied by appropriate evidence reasonably satisfactory to Lessor that the sum requested has been paid or will be applied to the payment of a sum incurred or to be incurred for the repair or restoration of such Equipment. If a Default or Specified Potential Default shall have occurred and be continuing any such amount shall not be paid over to Lessee, but shall be applied as provided in Section 24 hereof.

     12.   LOSS AND DAMAGE.

(a) Loss, Damage or Destruction Not Constituting Total Loss. In the event of loss or damage to any Item of Equipment which does not constitute a Total Loss with respect to such Item of Equipment, Lessee shall, at its sole cost and expense, promptly repair and restore Equipment to the condition required by this Lease; provided, however, such restoration of such Item of Equipment shall be commenced within 60 days and completed promptly, but in any event prior to the earlier of 120 days and the end of the Lease Term. Provided that no Default or Special Potential Default shall have occurred and be continuing, Lessor will apply any insurance proceeds received by Lessor on account of such loss or damage to the Equipment as provided in Section 11(h).

(b) Total Loss. Upon the occurrence of a Total Loss, Lessee shall give prompt notice thereof to Lessor and by written notice to Lessor given within 30 days after the occurrence of such Total Loss, Lessee may elect one of the following two (2) options (failure by Lessee to make such election within 30 days being deemed to be an election of alternative (i)):

          (i) pay to Lessor on a Rent Payment Date occurring no more than 60 days after the date of the Total Loss (a) the Basic Rent then due plus (b) the Termination Value of the Item or Items of Equipment with respect to which the Total Loss has occurred, plus (c) any Supplemental Rent and other sums then due hereunder and under the other Operative Documents with respect to such Equipment (less any insurance proceeds or condemnation award actually paid to Lessor). Upon making such payment, this Lease and the obligation to make future Rent payments shall terminate solely with respect to such Item or Items of Equipment and (to the extent applicable) Lessee shall become entitled to all the Items of Equipment with respect to which such Total Loss occurred and the right to receive any future insurance premiums or condemnation award in respect thereof as is where is without warranty, express or implied except as to the absence of Lessor's Liens, and Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty (except as to the absence of Lessor's Liens) all of Lessor's right, title and interest in and to such Item or Items of Equipment; or

          (ii) So long as no Default shall have occurred and be continuing, Lessee may, at its own cost and expense, including all reasonable and documented costs and expenses of Lessor, with the consent of Lessor, in its sole and absolute discretion, replace any Item or Items of Equipment which may from time to time suffer a Total Loss with replacement equipment. Such replacement shall occur within 120 days of the notice referred to in this Section 12(b) and such replacement Equipment shall be free and clear of all Liens (other than Permitted Liens of the type described in clauses (a) and (b) of the definition thereof) and shall be of the same or a more recent date of manufacture and in at least as good operating condition and have a Fair Market Value, residual value, utility and remaining life at least equal to the Item or Items of Equipment being replaced, assuming such replaced Equipment was in the condition and repair required by the terms of this Lease and such replacement shall not cause the Equipment to be "limited use property" within the meaning of Revenue Procedure 2001-28, 2001-19 I.R.B. 1156. Prior to the time of any replacement of Equipment pursuant to this Section 12(b), Lessee will at its sole cost and expense, including all reasonable and documented costs and expenses of Lessor:

(A)   furnish Lessor with a Bill of Sale with respect to such replacement
Equipment;

(B) cause an amendment to the Equipment Schedule covering such replacement Equipment to be delivered;

(C) furnish Lessor with evidence of compliance with the insurance provisions of Section 11 hereof with respect to such replacement Equipment;

(D) furnish Lessor with a certificate of an equipment appraiser satisfactory to Lessor certifying that such replacement Equipment has a residual value, utility and remaining life at least equal to that of the Equipment replaced, assuming such replaced Equipment was in the condition required by this Lease;

(E) take such other action, including the filing of UCC financing statements as Lessor may reasonably request, in order that such replacement Equipment is duly and properly titled in Lessor and leased under this Lease;

          Upon satisfaction of the conditions specified in this Section 12(b)(ii), Lessor will transfer to Lessee without recourse or warranty (except as to the absence of Lessor's Liens) all of Lessor's right, title and interest in and to the Item or Items of Equipment replaced. No such replacement shall result in any change in Basic Rent, Termination Value, or Purchase Option Price hereunder.

(c) Application of Payments Upon Total Loss. Any payments received at any time by Lessor or by Lessee from any Governmental Authority or other Person and any insurance proceeds received with respect to the Equipment, in each case as a result of the occurrence of Total Loss with respect to all or any portion of the Equipment shall be applied as follows:

          (i) subject to Section 24 hereof, if this Lease shall be terminated in accordance with clause (i) of Section 12(b) hereof with respect to all or any Item of Equipment:

(A) all payments received at any time by Lessee shall be promptly paid to Lessor and so much of such payments as shall not exceed the amount required to be paid by Lessee pursuant to clause (i) of Section 12(b) hereof shall be applied in reduction of Lessee's obligation to pay such amount if not already paid by Lessee or, if already paid by Lessee, shall be applied to reimburse Lessee for its payment of such amount, unless a Default shall have occurred and be continuing in which case the provisions of Section 24 shall apply; and

(B) the balance, if any, of such payments remaining thereafter shall be paid to Lessee.

          (ii) subject to Section 24 hereof, if this Lease shall continue in accordance with clause (ii) of Section 12(b) hereof all such payments shall be paid to Lessee, to be applied, as necessary, for the replacement of the Item or Items of Equipment, as applicable, in accordance with
     Section 12(b)(ii) hereof;

          (iii) so long as such Item or Items of Equipment are replaced, restored or repaired in accordance with the terms of this Lease and so long as no Default has occurred and is continuing, all loss proceeds under insurance paid for or provided by Lessee in accordance with this Lease in excess of the amounts remaining after final payment has been made for the purchase or any work contemplated or required hereby for the replacement, repair or restoration of the applicable Item or Items of Equipment shall be retained by Lessee, and if a Default has occurred and is continuing, the provisions of Section 24 hereof shall apply.

(d) Application of Payments Not Relating to Total Loss. Unless a Default shall have occurred and be continuing in which case the provisions of Section 24 shall apply, payments (other than insurance proceeds, the application of which is provided for in Section 11(h) hereof) received at any time by Lessor or Lessee from any Governmental Authority or other Person with respect to any loss, condemnation, confiscation, theft or seizure of, or requisition of title to or use of, or damage to, the Equipment or any part thereof not constituting a Total Loss shall be paid to or retained by the Lessee and shall be applied as follows: first, directly in payment for repairs or replacement of the Equipment or parts thereof in respect of which such payment was received in accordance with the provisions of Section 12(a) hereof, if not already paid for by Lessee, or, if already paid for by Lessee, shall be applied to reimburse Lessee for such payment; and second, the balance remaining, if any, shall be paid to Lessee.

     13.   REDELIVERY.

(a) Unless Lessee purchases the Equipment pursuant to Section 19 or remarkets the Equipment pursuant to Section 20, on the last day of the Term, whether at the end of the Basic

Term or a Renewal Term in accordance with Section 20 or upon termination pursuant to Section 15, Lessee shall, at its own risk, cost and expense, dismantle the Equipment under the supervision of the Independent Inspector (as hereinafter defined) in accordance with generally accepted methods and procedures for deinstallation, identify the component parts of each Item of Equipment with appropriate tags and markings, crate, catalog and ship the Equipment using a reasonable method of transportation and redeliver the Equipment to Lessor at no more than two (2) separate locations in the continental United States specified in writing by Lessor at least 30 days prior to the date scheduled for shipment. Prior to such return, Lessee shall remove all Alterations or property incorporated or installed in or attached to the Equipment that are not owned by, or not being purchased by, Lessor pursuant to
Section 7(g)(iii) hereof, and any Alterations or property not so removed that are owned by Lessee shall become the property of Lessor. In the event the Equipment is neither purchased nor remarketed and such Alterations or property are turned over to Lessor, they shall become the property of Lessor. At the time of such return, the Equipment (i) shall be free and clear of all Liens other than Lessor Liens, (ii) shall be in compliance with all the terms hereof, and (iii) will be in a condition such that it can perform to the manufacturer's tolerances and specifications for or applicable to comparable equipment of like age, usage and configuration and so that it may be promptly installed and placed into use in an operating environment similar to that under which it was used during the Term without the need for refurbishment or overhaul, other than minor repairs and adjustments which would ordinarily be expected in connection with a relocation of similar equipment. In connection with the return of the Equipment, the Lessee shall cause, at its own expense, any Hazardous Materials used or stored in conjunction with the Equipment to be removed, transported and disposed of in accordance with Applicable Laws. Simultaneously with the return of the Equipment, Lessee shall deliver to Lessor a copy of the manufacturer's operating manuals, plans and specifications, maintenance records, operating logs, and similar documentation with respect to such Equipment, and all maintenance manuals and logs and similar documentation necessary for the continued maintenance or operation of such Equipment. Effective at the time such return is required, Lessee at its own cost and expense shall assign or sublicense to the extent legally permitted or otherwise use commercially reasonable efforts to secure for the benefit of Lessor and its successors and assigns any software licenses necessary for the normal operation of the Equipment by Lessor (or such successors and assigns).

(b) If Lessee is returning the Equipment pursuant to the terms hereof, Lessee shall arrange, at its own cost and expense for delivery to Lessor of a complete inventory of the Equipment and for the Equipment to be inspected by an independent licensed engineer experienced in evaluating equipment comparable to the Equipment (an "Independent Inspector") selected by Lessee and reasonably acceptable to the Lessor to inspect the Equipment in order to determine whether it meets the requirements of subclauses (ii) and (iii) of clause (a) above, that the operating software is currently at the latest specifications by the manufacturer of the Equipment for such software, that all fluid, air and gas lines are fluid-tight and air-tight, the Equipment is properly coated with a protective coating of paint or similar coating, and the Equipment is free from damage, dents, tears and the like other than insignificant matters ordinarily expected of equipment of similar age and use. In addition, the Independent Inspector will be provided with a copy of the preventive maintenance plan for the Equipment showing maintenance, repairs, replacements and refurbishments over at least the last two (2) years prior to return. If the Independent Inspector finds the Equipment meets with the provisions specified above, the Equipment will be deemed "returnable". If any Item of Equipment does not meet such requirements, the Independent Inspector will prepare a list of deficiencies for the Lessee to repair or replace and the Lessee shall at its own cost and expense complete such repairs or replacements in a good and workmanlike manner prior to the end of the Term. Until Lessee completes such repairs and returns, any such Item of Equipment shall not be deemed "returnable".

(c) If for any reason Lessee shall not have returned any Item of Equipment as required pursuant to the provisions of this Section 13 on the required day (including any failure to comply with the first paragraph of this Section 13), Lessee shall pay to Lessor on demand additional rent for such Item of Equipment on a per diem basis for each day after such day until full compliance with this
Section 13, which rent shall be in an amount per day equal to 110% of the average daily rate of Fixed Rate Renewal Rent for such Item of Equipment for a return at the end of the Basic Term or any Fixed Rate Renewal Term, such compensation to be in addition to and not a substitute for such liability as Lessee may have as a result of such failure to return such Item of Equipment. Without limiting the generality of any of the other terms of this Lease, Lessee shall be liable for any costs and expenses (including reasonable legal fees and expenses) incurred by Lessor as a result of the failure of Lessee duly to perform and comply with any of the terms of this Section 13. The provisions of this Section 13(c) do not waive Lessor's right of re-entry or right to regain possssion by actions of law or in equity or any other rights hereunder.

(d) Lessor may assign its rights under this Section 13 in respect of any Item of Equipment and any rights it may have for the failure of Lessee to maintain such Item of Equipment in accordance with the terms hereof to any Person who leases or purchases or agrees to lease or purchase such Item of Equipment from Lessor. Lessee agrees that subject to the confidentiality provisions contained herein, it will cooperate in all reasonable respects with efforts of Lessor to lease or sell the Equipment, including aiding qualified potential lessees or purchasers by providing access to the Equipment as then being used and to the records relating to maintenance and performance for inspection during normal working hours upon prior written notice to Lessee (but in no event shall Lessee be required to take or permit any actions that would unreasonably disrupt or interfere with its or its Affiliates' ability to conduct business in the ordinary course) and by cooperating, at the expense of Lessor, in the obtaining of all orders, licenses, consents, authorizations, approvals or exemptions under or by any Governmental Authority which may be necessary in connection with any potential lease or purchase of the Equipment.

(e) Without limiting the provisions of Section 15 hereof, upon the termination of this Lease pursuant to Section 15 hereof, at the written request of Lessor, Lessee will provide, at no cost to Lessor, storage of the Equipment, indoors, at its then current location for a period not to exceed six months.

(f) The obligations of Lessee under this Section 13 shall survive the termination of this Lease.

(g) Notwithstanding the foregoing, in lieu of accepting return of any or all of the Equipment, Lessor may, if specified in writing signed by the Lessor at least 30 days prior to the date scheduled for redelivery, abandon some or all of the Equipment specified in such notice to Lessee in which case Lessor shall transfer all of its right, title and interest in such Equipment to Lessee, without representation or warranty except as to absence of Lessor's Liens and Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty (except as to absence of Lessor's Liens) all of Lessor's right, title and interest thereto, and without further act, Lessee shall have been deemed to have fully complied with its obligations under this Section 13 with respect to such Equipment.

     14.  INDEMNITY.

(a) General Indemnity. Lessee assumes and agrees to indemnify, defend and keep harmless Investor, Lessor and their successors and permitted assigns and transferees, and their respective Affiliates, officers, directors, partners, shareholders, agents and employees (each an "Indemnitee" and collectively "Indemnitees" and the respective Affiliates, officers, directors, partners, shareholders, agents and employees of an Indemnitee are such Indemnitee's "Related Indemnitees"), on an After-Tax Basis from and against any and all Claims that may be sustained by, imposed on or asserted against any Indemnitee (whether because of an action or inaction by such Indemnitee or otherwise and whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person) (other than such Claims as may result from the gross negligence or willful misconduct of such Indemnitee or any Related Indemnitee thereof and other than taxes, related charges, assessments or withholdings of any nature (the sole provision for which is in Section 9 hereof)), relating to or arising out of (a) the Equipment or any part thereof or any interest therein, (b) the Operative Documents or any other documents or instruments contemplated thereby, or payments made pursuant thereto or any other transactions contemplated thereby, and (c) the manufacture, construction, purchase, acceptance, rejection, ownership, acquisition, delivery, nondelivery, lease, sublease, charter, subcharter, preparation, installation, storage, maintenance, repair, transportation, transfer of title, abandonment, possession, rental, use, operation, condition, sale, return, importation, exportation or other application or disposition of all or any part of the Equipment, or any parts thereof, including without limitation (i) claims or penalties arising from any violation of law or strict liability in tort by Lessee or to the extent related to the possession, use or maintenance of the Equipment during the Term, (ii) loss of or damage to any property or the environment from the Equipment or operation thereof (including, without limitation, all Claims associated with remediation, response, removal, corrective action, cleanup, treatment, compliance, restoration, abatement, encapsulation, containment, revegetation, monitoring, sampling, investigation, assessment, financial assurance, natural resource damages, the protection of wildlife and aquatic species and vegetation, the interference with or contamination of any wetland or body of water (whether surface or subsurface) or aquifer, and any relevant mitigative action under any Environmental Law) or death of or injury to any Person, in each case to the extent related to the possession, use or maintenance of the Equipment during the Term, (iii) any Claims resulting from or relating to the existence or presence of any Hazardous Material at, in, on or under the Equipment, any parts thereof, or the release, emission or discharge of any Hazardous Material into the environment (including air, water vapor, surface water, groundwater and land (whether surface or subsurface)), in each case to the extent related to the possession, use or maintenance of the Equipment during the Term, (iv) latent or other defects to the Equipment, whether or not discoverable, (v) any claim for patent, trademark or copyright infringement with respect to the Equipment, and (vi) the failure of Lessee to perform any of its obligations under this Lease or any other Operative Document; provided, however, this Section 14(a) will not extend to any Claim:

          (i) to the extent resulting from any sale, disposition or transfer by Lessor of any of its interest herein, in the Equipment or any document or instrument executed and delivered in connection herewith except for transfers, sales or assignments required by the terms hereof; or

          (ii) to the extent such loss, claim or expense relates to acts or events or omissions not attributable to Lessee that occur after Lessee shall have returned the Equipment to Lessor in accordance with the terms of this Lease; or

          (iii) to the extent such costs are Transaction Expenses required to be paid by Lessor pursuant to Section 23 hereof; or

          (iv)   that is for amounts provided for in Section 9 or for Taxes; or

          (v) imposed on an Indemnitee to the extent attributable or arising out of any breach by such Indemnitee or any of its Related Indemnitees of the obligations or representations of such Indemnitee or its Related Indemnitees the Operative Documents.

Indemnitees shall give Lessee prompt notice of any Claim hereby indemnified against; provided, however, that the failure to give such prompt notice shall not affect Lessee's obligations hereunder except to the extent such failure materially prejudices Lessee's ability to defend such Claim or results in Lessee's loss of the right to defend such Claim. Subject to the provisions of the following sentence, Lessee shall at it sole cost and expense be entitled to control, and shall assume full responsibility for, the defense of such Claim; provided that Lessee shall keep the Indemnitee which is the subject of such proceeding fully apprised of the status of such proceeding and shall provide such Indemnitee with all information with respect to such proceeding as such Indemnitee shall reasonably request. Notwithstanding any of the foregoing to the contrary, Lessee shall not be entitled to control and assume responsibility for the defense of such Claim if (1) a Default shall have occurred and be continuing, and the Indemnitee notifies Lessee that Lessee is no longer permitted to control the defense of such Claim, (2) such proceeding will involve any material danger of the sale, forfeiture or loss of, or the creation of any Lien (other than any Permitted Lien) on, the Equipment, (3) the amounts involved, in the good faith opinion of such Indemnitee, are likely to have a materially adverse effect on the business of such Indemnitee, (4) there exists an actual or potential conflict of interest that independent counsel shall have advised such Indemnitee that, under applicable conflict of law rules, it is advisable for such Indemnitee to retain control of such proceeding or (5) such Claim involves the possibility of criminal sanctions or liability to such Indemnitee. In the circumstances described in clauses (1) through (5) of the preceding sentence, the Indemnitee shall be entitled to control and assume responsibility for the defense of such Claim at the expense of Lessee. In addition, any Indemnitee, at its own expense, may participate in any proceeding controlled by Lessee pursuant to this section. Lessee may in any event participate in all such proceedings at its own cost. Nothing contained in this
Section 14 shall be deemed to require an Indemnitee to contest any Claim or to assume responsibility for or control of any judicial proceeding with respect thereto. Lessee shall not agree to the settlement of any claim, dispute or other proceeding giving rise to any claim for indemnification hereunder or make any admission of any liability on behalf of any Indemnitee, without the prior written consent of such Indemnitee (such consent not to be unreasonably withheld in a non-criminal, civil matter). Nothing contained in this Section 14(a) shall be construed as a guaranty by Lessee of any residual value or remaining life of any Item of Equipment.

(b)   Environmental Matters.

          (i) In addition to and without limitation of all other representations, warranties and covenants made by Lessee under this Lease, Lessee further represents, warrants and covenants that (A) Lessee has not used Hazardous Materials on, in, or affecting the Equipment in any manner which violates applicable Environmental Laws in any material respects; (B) Lessee's use of the Equipment shall comply in all material respects with applicable Environmental Laws regarding use, storage, treatment, transportation and disposal of Hazardous Materials; and (C) related to Lessee's possession, use or maintenance of the Equipment during the Term, Lessee shall (i) conduct and complete all investigations, studies, sampling, testing and all remedial, removal and other actions required by applicable Environmental Laws to clean up and remove all Hazardous Materials, on, in or affecting the Equipment in accordance with (A) applicable Environmental Laws, and (B) any applicable orders and directives of federal, state and local governmental authorities, in each case, unless compliance therewith is being contested in good faith in accordance with Section 7(a)(x) and (y) hereof.

          (ii) Lessee, at its sole cost and expense shall establish, implement and maintain a formal, comprehensive written environmental, health and safety ("EH&S") program ("EH&S Program") aimed at ensuring that Lessee's operations of the Equipment and each facility at which the Equipment is located (other than the Ann Arbor, Michigan facility, so long as no manufacturing operations involving the Equipment are operating at such facility) are conducted in compliance with all applicable Environmental Laws and

     ISO 14001. All such operations of Lessee shall be ISO 14001 compliant at all times after December 31, 2004. At a minimum, the EH&S Program shall include: (A) identification of environmental concerns associated with any environmental regulations applicable to Lessee's operations; (B) adoption and implementation of an environmental management system to assess and control the environmental impacts of Lessee's operations; (C) implementation of periodic EH&S audits by EH&S professionals with documented corrective action responding to audits; (D) effective labeling of products and services; and (E) employee EH&S committees, for ensuring compliance with applicable Environmental Laws. The EH&S Program must involve senior management, include a formal written corporate environmental policy, and identify by name or position the person with overall responsibility for EH&S compliance, as well as those persons, if any, who are responsible for specific EH&S areas.

          (iii) At Lessor's request (not more frequently than once in any 12-month period, unless a Default shall have occurred and be continuing), Lessee shall provide Lessor with a briefing regarding Lessee's EH&S Program. In addition, at the time of the delivery of the annual financial statements and other certificates pursuant to Section 6(a)(i)(B) hereof, Lessee shall provide Lessor a report certified by Lessee's director of environmental, health and safety summarizing material developments involving EH&S matters concerning Lessee's operations of the Equipment and each facility at which the Equipment is located (the "Annual EH&S Report") and, where appropriate, a copy of the relevant documents will be provided to Lessor. At a minimum, the Annual EH&S Report shall include the following: (1) all information required to comply with ISO 14001 reporting requirements after December 31, 2004; (2) any material investigation or remediation undertaken during the prior year to address environmental contamination involving any Equipment or any site at which Equipment is located (including, to the extent such information is available, a description of the contamination, the proposed response, the expected time line for completion, and a cost estimate); (3) any inspections involving any Equipment or any site at which Equipment is located by Governmental Authorities regulating EH&S matters during the fiscal year just ended, any notices of violation issued to Lessee by such regulatory authorities during such fiscal year, and a brief description of each such notice (including the authority issuing the notice, the subject matter thereof, the relief sought, and whether Lessee believes that such notice could reasonably result in a fine or penalty in excess of $100,000); (4) any administrative and judicial proceedings brought against Lessee regarding EH&S matters pending at any time during the fiscal year just ended (including the entity bringing the proceeding), involving any Equipment or any site at which Equipment is located, the relief sought, and whether Lessee believes that such proceeding could reasonably result in a fine or penalty in excess of $100,000; (5) a summary of any violations of Environmental Laws involving any Equipment or any site at which Equipment is located identified by Lessee and reported to a Governmental Authority during the past fiscal year, a brief description of the violations and whether Lessee believes that such notice or combination thereof, could reasonably be expected to result in a fine or penalty in excess of $100,000; and (6) a copy of any modifications or enhancements made to the EH&S Program during the fiscal year just ended.

     15.   DEFAULT; REMEDIES.

(a) Defaults. Lessee shall be deemed to be in default hereunder ("Default") if:

          (i) Lessee shall fail to make (A) any payment of Basic Rent, Termination Value or the Purchase Option Price within five (5) Business Days after the same shall have become due or (B) any payment of Supplemental Rent hereunder within thirty (30) days after Lessor shall have given Lessee notice that the same is due; or

          (ii) Lessee shall fail to obtain and maintain in full force and effect the insurance required herein; or

          (iii) Lessee or Guarantor shall fail to perform or observe in any material respect any other covenant, condition or agreement to be performed or observed by it hereunder or under any other Operative Document and such failure shall continue unremedied for a period of thirty
     (30) days after written notice thereof to Lessee by Lessor; provided that if any such failure cannot be cured by the payment of money and cannot be cured by diligent efforts within the applicable 30-day period and Lessee or Guarantor, as the case may be has commenced to cure such failure within such 30-day period and has notified Lessor thereof in writing, the cure period shall be extended for an additional 90 days so long as Lessee is diligently pursuing such cure; or

          (iv) (A) Lessee or Guarantor shall (a) be generally not paying its debts as they become due, (b) file, or consent by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction,
     (c) make an assignment for the benefit of its creditors, (d) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers over itself or over any substantial part of its property,
     (e) be adjudicated insolvent or be liquidated or (f) take corporate action for the purpose of any of the foregoing; or (B) a court or Governmental Authority of competent jurisdiction shall enter an order appointing, without consent by Lessee or Guarantor, as the case may be, a custodian, receiver, trustee or other officer with respect to it or with respect to any substantial part of its property, or an order or relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee or Guarantor, or a petition for any such relief shall be filed against Lessee or Guarantor and such petition shall not be dismissed within sixty (60) days; or

          (v) any material representation or warranty by Lessee or Guarantor contained herein or in any other Operative Document to which Lessee or Guarantor is a party or in any report, certificate or other written statement delivered by Lessee or Guarantor in connection with any Operative Document shall prove to have been false in any material respect when made and such failure shall continue to be material and remain unremedied for a period of thirty (30) days after written notice thereof to Lessee by Lessor; provided that if any such breach cannot be cured by the payment of money and cannot be cured by diligent efforts within the applicable 30-day period and Lessee or Guarantor, as the case may be has commenced to cure such failure within such 30-day period and has notified Lessor thereof in writing, the cure period shall be extended for an additional 90 days so long as Lessee is diligently pursuing such cure; or

          (vi) the Guarantee shall not be executed and delivered to Lessor and Investor immediately following the Bison Closing or if the Guarantee is revoked, canceled, repudiated, deemed invalid or terminated by Guarantor or after delivery on the Bison Closing Date is no longer in full force and effect; or

          (vii) an Event of Default (exclueding, however, for purposes hereof, any Event of Default under Section 7(m) of the Bison Credit Agreement) shall have occurred and be continuing under the Bison Credit Agreement; or

          (viii) any Default shall occur and be continuing under the Other Lease; or

          (ix) Lessee shall fail to maintain each of the Mortgages in full force and effect or an Event of Default as such term is defined in any of the Mortgages shall have occurred and be continuing.

(b) Remedies. Upon a Default and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare this Lease to be in default by written notice to Lessee (without election of remedies), and at any time thereafter, may do any one or more of the following, all of which are authorized by Lessee:

          (i) declare an amount equal to (A) the Termination Value of the Equipment (determined as of the next Rent Payment Date for such Equipment, or as of the final Rent Payment Date if such determination is made after the final Rent Payment Date for such Equipment) plus (B) all Rent and other sums then due hereunder and under the other Operative Documents, immediately due and payable; provided, if Lessee shall pay such foregoing amounts, Lessor shall transfer the Equipment to Lessee without recourse or warranty except as to absence of Lessor's Liens, and Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty (except as to absence of Lessor's Liens) all of Lessor's right, title and interest in and to the Equipment; and/or

          (ii) require Lessee to assemble the Equipment at the location to which the Equipment was delivered or the location to which such Equipment may have been moved by Lessee with the consent of Lessor; or to return promptly, at Lessee's expense, the Equipment to Lessor at the location, in the condition and otherwise in accordance with all of the terms of Section 13 hereof; and/or

          (iii) enter into any premises where the Equipment is located and take possession of the Equipment, wherever it may be located, without any court order or other process of law and without liability for any damages occasioned by such taking of possession (any such taking of possession shall constitute an automatic cancellation of this Lease as it applies to those items taken without further notice, and such taking of possession shall not prohibit Lessor from exercising its other remedies hereunder); and/or

          (iv) (A) sell or otherwise dispose of any or all of the Equipment, whether or not in Lessor's possession, in a commercially reasonable manner at public or private sale with notice to Lessee (the parties agreeing that ten (10) days' prior written notice shall constitute adequate notice of such sale), with the right of Lessor to purchase and apply the net proceeds of such disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and brokers' fees), to the obligations of Lessee hereunder, including amounts payable pursuant to clause (b)(i) above, with Lessee remaining liable for any deficiency; or
     (B) retain any Equipment and credit the reasonable Fair Market Value thereof to the obligations of Lessee hereunder, including amounts payable pursuant to clause (b)(i) above, with Lessee remaining liable for any deficiency; and/or

          (v)   cancel this Lease; and/or

          (vi) proceed by appropriate court action, either at law or in equity, to enforce performance by Lessee or to recover damages for the breach hereof; or exercise any other right or remedy available to Lessor at law or in equity.

(c) Remedies not Exclusive. Unless otherwise provided above, a cancellation under this Section 15 shall occur only upon written notice by Lessor to Lessee. No termination of this Lease, in whole or in part, or repossession of any of the Equipment or exercise of any remedy under Section 15(b) hereof shall, except as expressly provided therein, relieve Lessee of any of its liabilities and obligations hereunder, including, without limitation, liability for any and all accrued and unpaid Rent, including Supplemental Rent, due hereunder before, after or during the exercise of any of the foregoing remedies. In addition, Lessee shall be liable for all legal fees and other expenses incurred by reason of any Default or the exercise of Lessor's remedies, including all expenses incurred in connection with the return of any Equipment in accordance with the terms of Section 13 hereof or in placing such Equipment in the condition required by said Section. No right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. The failure of Lessor to exercise the rights granted hereunder upon any Default by Lessee shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such Default.

     16.   ASSIGNMENT BY LESSOR AND LESSEE.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR AS EXPRESSLY PERMITTED BY THE OTHER OPERATIVE DOCUMENTS, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, NOT TO BE UNREASONABLY WITHHELD OR DELAYED, LESSEE WILL NOT ASSIGN OR CONVEY ANY OR ALL OF ITS RIGHTS, TITLE AND INTEREST HEREUNDER; provided, however, so long as the Guarantee remains in full force and effect (and Lessee shall have caused to be delivered to Lessor and the Investor (i) a legal opinion to the effect that the Guarantee is in full force and effect and is enforceable in accordance with its terms and conditions and as to the power and legal authority of the assignee and the due authorization, execution, delivery and enforceability of the assignment agreement, and (ii) an assignment agreement satisfactory to Lessor), and so long as no Default shall have occurred and be continuing, Lessee shall be entitled to assign this Lease to any Affiliate of Lessee that is not bankrupt or insolvent at the time of such assignment. No assignment shall relieve Lessee of its obligations hereunder and Lessee shall remain primarily liable hereunder.

(b) Without limiting Lessor's right to participate or lever the transaction contemplated by this Lease pursuant to Section 28, Lessor shall not, unless a Default is continuing assign, convey or otherwise transfer during the Term hereof any of its rights, title or interest in the Equipment, this Lease or the other Operative Documents to which it is a party, except that Lessor may upon compliance with the following conditions (provided that such conditions, (ii) (with respect to the opinion of counsel) and (iv) shall not apply if at the time of such transfer a Default shall have occurred and be continuing) transfer its interest in the Equipment and this Lease:

          (i) The transfer shall be of all or a portion of Lessor's interest and such transferee (the "Transferee") shall have the requisite power and authority to enter into and carry out the transactions contemplated hereby.

          (ii) The Transferee will enter into an agreement or agreements, substantially in form of Exhibit C hereto and to be accompanied by a favorable opinion of counsel (which may be in-house counsel) with respect to the due authorization, execution, delivery and enforceability of such agreement and the absence of any conflicts with or violations of any Applicable Laws (including, without limitation, that such transfer may be accomplished without any registration under the Securities Act of 1933, as amended) or agreements or instruments to which such Transferee is a party or with respect to which it may be bound, whereby the Transferee confirms that it shall be deemed a party to this Lease, and any other Operative Document to which Lessor is a party and is bound by all the terms of, and undertakes all the obligations of the transferring Lessor contained in such Operative Documents to which it is a party, and including, without limitation, an agreement that such Transferee shall be bound by the restrictions contained in this Section 16 with respect to any subsequent transfer by it. Upon satisfaction of the conditions set forth in this
     Section 16 (or upon consummation of the transfer, to the extent such conditions are not applicable), Lessor shall be released from any and all liabilities arising under or in connection with such Operative Documents (to the extent of such transfer and to the extent such liabilities arise after the relevant transfer) unless the Transferee fails to meet the requirements of clause (iv)(A) or (B) hereof and Lessor guarantees the obligations of the Transferee under clause (iv)(B) of this Section 16.

          (iii) Such transfer shall not violate any provision of any Applicable Laws and the registration of any interest hereunder shall not be required under the Securities Act of 1933, as amended, in connection with the proposed transfer.

          (iv) The Transferee shall be either (A) a Person organized under the laws of the United States or any State thereof not subject to bankruptcy, insolvency or similar proceedings at the time of such transfer with a tangible net worth of at least $25,000,000 that is not a manufacturer of automotive parts in competition with Lessee (which, for avoidance of doubt, will not exclude transfers to any separate financing Affiliates of any such competitors or other institutional investors which may have a passive investment in any such competitor or its assets) or (B) a Person which has its obligations guaranteed, pursuant to a guaranty agreement or such other agreement reasonably satisfactory to Lessee, by its direct or indirect parent entity (or in the case of a trust, by a beneficiary of the trust) which entity shall meet the requirements of clause (A) of this sentence or (C) a special purpose entity formed in connection with a bona fide investment grade securitization, the obligations of which, to the extent acceptable to Lessee are covered by an entity which gives a guarantee or other arrangement which meets the requirements of clause (B) of this sentence (or, as an alternative to such guarantee or other arrangement, the Transferee enters into other arrangements reasonably satisfactory to Lessee). Upon any transfer permitted by this Section 16, except as otherwise expressly provided herein, each reference herein to the transferring Lessor shall thereafter be deemed to be a reference to the Transferee (to the extent provided in this Section 16).

     17. CHATTEL PAPER. To the extent that this Lease would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest in this Lease may be created by the transfer or possession of any counterpart of the Lease other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate" or "Copy".

     18.   RENEWAL.

(a) Fixed Rate Renewal. Not less than 6 months prior to the expiration of the Basic Term or any Fixed Rate Renewal Term, Lessee will give Lessor written notice irrevocably indicating that it intends to exercise a renewal option pursuant to Section 18(b) or a purchase option pursuant to Section 19 hereof.

(b) Options to Renew. So long as no Default or Specified Potential Default shall have occurred and be continuing, Lessee shall have the right to renew this Lease with respect to all of the Equipment as follows:

          (i) At the expiration of the Basic Term or the first two Fixed Rate Renewal Terms, if any, Lessee will have the right to renew this Lease for three (3) Renewal Terms of one year each (each of which shall be a "Fixed Rate Renewal Term").

          (ii) All of the provisions of this Lease shall be applicable during each Renewal Term except that the periodic rent for any such Fixed Rate Renewal Term shall be payable in accordance with Annex B to Schedule A hereof (the "Fixed Rate Renewal Rent").

          (iii) It shall be a condition to the exercise of any renewal right under this Section 18(b) that Lessee exercise the corresponding right under the Other Lease.

     19.   PURCHASE OPTIONS.

(a) End of Basic Term Purchase Option. Provided that no Default or Bankruptcy Default shall have occurred and be continuing, if Lessee has delivered a notice pursuant to Section 18(a) hereof, unless Lessee has exercised its option to renew this Lease pursuant to Section 18 hereof, upon not less than one hundred eighty (180) days irrevocable written notice to Lessor prior to any Purchase Option Date, Lessee shall have the option to purchase all of the Equipment which remains subject to the terms of this Lease at a purchase price equal to the applicable Purchase Option Price for such Equipment, together with all Rent and other sums then due on such date hereunder and under the other Operative Documents.

(b)   Other Lease. Notwithstanding anything to the contrary contained in
Section 19(a) above, it shall be a condition to the exercise of any purchase option under either such Section that Lessee exercise the corresponding purchase option under the Other Lease.

(c) Transfer of Equipment. Upon payment by Lessee of the purchase price for the Equipment pursuant to Section 19(a) above, together with all Rent and other sums then due on such date hereunder and under the other Operative Documents, this Lease and the obligation to make future Rent payments including Termination Value shall terminate and Lessor will deliver a bill of sale to Lessee transferring to Lessee, without recourse or warranty (except as to the absence of Lessor's Liens) all of Lessor's right, title and interest in and to the purchased Equipment.

     20.   REMARKETING.

(a)   Sale Procedure.

          (i) Provided that no Default shall have occurred and be continuing, at the expiration of the Basic Term or any Fixed Rate Renewal Term, unless Lessee shall have (a) elected to exercise the next succeeding Fixed Rate Renewal Term, (b) elected to purchase the Equipment and paid the Purchase Option Price with respect thereto and all Rent and other amounts then due with respect thereto, (c) otherwise terminated this Lease with respect thereto and paid the Termination Value and all Rent and other amounts then due with respect thereto, or (d) arranged for a third party to purchase all of the interests of the Lessor in the Equipment and the Operative Documents, such purchase to be for at least 100% of all amounts due to Lessor under this Lease, plus the reasonable costs and expenses of Lessor and Investor in connection therewith, Lessee shall be required to remarket the Equipment, in which event Lessee shall (x) pay to Lessor the Maximum Residual Guarantee Amount for the Equipment in accordance with Section 20(a)(iii), and (y) sell the Equipment to one or more third parties for cash in accordance with Section 20(a)(ii).

          (ii) During the Marketing Period, Lessee, as nonexclusive broker for Lessor, shall use its commercially reasonable best efforts to obtain bids for the cash purchase of the Equipment for the highest price available in the relevant market, shall notify Lessor promptly of the name and address of each prospective purchaser and the cash price which each prospective purchaser shall have offered to pay for the Equipment and shall provide Lessor with such additional information about the bids and the bid solicitation procedure as Lessor may request from time to time. Lessor may reject any and all bids and may assume sole responsibility for obtaining bids by giving Lessee written notice to that effect; provided, however, that notwithstanding the foregoing, Lessor may not reject a bid if such bid is greater than or equal to the sum of the Limited Recourse Amount and all costs and expenses of sale and is a bona fide offer by a third party purchaser who is not an Affiliate of Lessee. If the price which prospective purchasers shall have offered to pay for the Equipment is less than the sum of the Limited Recourse Amount and all costs and expenses of sale, Lessor may elect to retain the Equipment by giving Lessee at least two Business Days' prior written notice of Lessor's election to retain the Equipment, and upon receipt of such notice, Lessee shall return the Equipment to Lessor pursuant to Section 13. Unless Lessor shall have elected to retain the Equipment pursuant to the preceding sentence, Lessor shall sell the Equipment free of any Lessor Liens attributable to it, without recourse or warranty, for cash to the purchaser or purchasers identified by

     Lessee or Lessor, as the case may be, and Lessee shall deliver the Equipment to such purchaser in the condition specified in Section 13.

          (iii) On the date during the Marketing Period on which the Equipment is sold pursuant to Section 20(a)(ii), or on the Lease Termination Date if the Equipment remains unsold, Lessee shall pay to Lessor the Maximum Residual Guarantee Amount plus Basic Rent and all other amounts then due and owing under the Lease for the Equipment (after taking into account the application of the proceeds of any such sale pursuant to
     Section 20(b)).

(b) Application of Proceeds of Sale. Lessor shall apply the proceeds of sale of the Equipment first, to pay the costs and expenses of such sale, second, to pay to Lessor an amount equal to the Termination Value net of any payment of Maximum Residual Guarantee Amount already received by Lessor together with all Rent then due and owing hereunder and third, the excess, if any, to Lessee.

(c)   Indemnity for Excessive Wear. If the proceeds of the sale described in
Section 20(a)(ii) with respect to the Equipment plus the Maximum Residual Guarantee Amount paid by the Lessee pursuant to Section 20(a)(iii) above, less all expenses incurred by Lessor in connection with such sale, shall be less than the Termination Value for the Equipment at the time of such sale and if it shall have been determined (pursuant to the Appraisal Procedure) that the Fair Market Value of the Equipment shall have been impaired by greater than expected wear and tear during the Term, Lessee shall pay to Lessor within ten (10) days after receipt of Lessor's written statement (i) the amount of such excess wear and tear determined by the Appraisal Procedure or (ii) the amount of the Net Proceeds Shortfall, whichever amount is less.

(d) Appraisal Procedure. For determining the Fair Market Value of the Equipment or any other amount which may, pursuant to any provision of any Operative Document, be determined by an appraisal procedure, Lessor and Lessee shall use the Appraisal Procedure.

(e) Certain Obligations Continue. During the Marketing Period, the obligation of Lessee to pay Rent with respect to the Equipment (including the installment of Basic Rent due on the Lease Termination Date) shall continue undiminished until payment in full to Lessor of the sale proceeds, the Maximum Residual Guarantee Amount, if any, the amount due under Section 20(c), if any, and all other amounts due to Lessor with respect to the Equipment. Lessor shall have the right, but shall be under no duty, to solicit bids, to inquire into the efforts of Lessee to obtain bids or otherwise to take action in connection with any such sale, other than as expressly provided in this Section 20.

     21. INSPECTION. Lessor and Investor and their designated representatives shall have the right at their own risk during normal business hours on not more than two (2) occasions during any calendar year
           (provided that such limitation shall not apply during the last year of the Basic Term or any Renewal Term unless Lessee shall have irrevocably exercised a purchase or renewal option pursuant to Section 18 or 19 hereof, or during the continuance of a Default) upon reasonable notice to Lessee and subject to Lessee's customary safety restrictions and requirements, to enter the premises where the Equipment is located in order to inspect the Equipment and any maintenance records with respect thereto. Any such inspection shall be at the expense of the inspecting Person (unless a Default shall have occurred and be continuing, in which case such inspection shall be at Lessee's cost and expense) and shall be a visual walk around inspection and shall not entail any dismantlement, demonstration runs or unscheduled operations. In addition, subject to such confidentiality requirements as Lessee shall deem necessary or appropriate and upon reasonable prior notice, Lessor and Investor and their agents, employees and contractors, shall be entitled to inspect the books and records relating to the condition, maintenance and operation of the Equipment (other than in respect of any businesses operated thereon) at the offices of Lessee or any Affiliate of Lessee that may be subleasing or managing the Equipment and to meet with representatives of Lessee regarding the same, in each case during normal business hours; provided, however, that nothing in this Lease shall require Lessee to disclose any of its tax returns or tax calculations or proprietary operating information.

     22. QUIET ENJOYMENT. Lessor covenants and agrees that, so long as no Default shall have occurred and be continuing, Lessee shall have the right to possession, use and quiet enjoyment of the Equipment in accordance with the terms of this Lease without hindrance or disturbance by Lessor or by any other Person claiming by, through or under Lessor.

     23.   TRANSACTION COSTS/TRANSACTION FEE.

(a) Upon closing, the Lessor will fund (i) the fees and expenses of Winston & Strawn and Borden Ladner Gervais LLP, and (ii) the out-of-pocket fees and expenses of Lessor and Investor (the "Transaction Costs") and Lessee will fund all other fees, expenses and costs of documenting, negotiating and closing the transactions contemplated herein, including, without limitation, the fees and expenses of Cahill Gordon & Reindel and Canadian counsel to Guarantor, the appraisal fees, filing fees, all transfer taxes and related fees and all other reasonable and documented out-of-pocket expenses incurred in connection herewith, other than Transaction Costs payable by Lessor.

(b) Upon closing, Lessor shall pay Investor a Transaction Fee equal to 1% of the Purchase Price of the Equipment.

     24. PAYMENTS DURING DEFAULT. Notwithstanding anything to the contrary contained in this Lease, if a Specified Potential Default or a Default shall have occurred and be continuing, any amount that would otherwise be paid to Lessee under this Lease shall be held by Lessor as security for the obligations of Lessee hereunder and invested by Lessor as directed by Lessee in Permitted Investments and, at such time as no Specified Potential Defaults or a Default shall be continuing, such amount shall be paid promptly to Lessee unless Lessor shall have declared this Lease to be in default under Section 15 hereof, in which event such amount shall be applied by Lessor in accordance with the terms of said Section 15. Any income realized as a result of any such investment shall be held and applied by Lessor in the same manner as such amounts held by Lessor are to be applied. Neither Lessor nor any assignee thereof shall have any liability for any loss resulting from any such investment other than by reason of the willful misconduct or gross negligence (or negligence in the handling of funds) of Lessor (or any such assignee). Any expenses incurred (including any loss on such investments) in connection with any investment of funds by Lessor pursuant to this Section 24 shall be satisfied out of investments made and the proceeds thereof, except Lessor shall be responsible for any loss resulting from its gross negligence or willful misconduct or negligence in the handling of funds.

     25.   WAIVER OF JURY TRIAL.

          EACH OF LESSEE AND LESSOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LESSEE OR LESSOR MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS LEASE. IT IS HEREBY AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS LEASE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY LESSEE AND LESSOR, AND LESSEE AND LESSOR HEREBY ACKNOWLEDGE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. LESSEE AND LESSOR FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

     26.   CHOICE OF LAW; JURISDICTION.

           THIS LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT UNLESS AND TO THE EXTENT THE LAW OF

           THE STATE IN WHICH THE EQUIPMENT IS LOCATED IS REQUIRED TO BE APPLICABLE TO ANY OF THE PROVISIONS THEREOF. The parties agree that any action or proceeding arising out of or relating to this Lease or any other Operative Document may be commenced in any state or Federal court in the County of New York, in the State of New York, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address hereinbelow set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of New York. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT, ANY CLAIM, MOTION OR DEFENSE THAT ANY SUIT, ACTION OR PROCEEDING IN CONNECTION HEREWITH IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THE SUBJECT MATTER OF ANY OPERATIVE DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURT.

     27. SEVERANCE. The Equipment, wherever located and each part thereof have been severed by agreement and intention of the parties hereto from the real property upon which it is or is to be located and from title thereto and (i) shall be considered as personal property of the Lessor, (ii) even though attached or affixed to or installed upon the real property, as the case may be, shall not be considered to be fixtures or a part of such real property and (iii) shall not be or become subject to the Lien of any mortgage encumbering such real property. The Lessee waives any rights it may have under the laws of any State in which the Equipment is located arising under this Lease or otherwise to any Lien upon, or any right to distress or attachment upon, or any other interest in, any Item of Equipment and other property at any time acquired by the Lessor and located on such real property. The Lessee acknowledges that the Lessor holds title to the Equipment and all such other equipment and property relating solely to the Equipment at any time acquired by the Lessor and located on such real property and covenants and agrees that, subject to any limitations in and to the terms and conditions of this Lease and the other Operative Documents, following the expiration or earlier termination of this Lease, the Lessor shall have the right to remove, from time to time, the Equipment or any part thereof or any such other property relating solely to the Equipment at any time acquired by the Lessor, from such real property and the Lessee hereby waives any claim it might have against the Lessor for waste by virtue of such removal.

     28.   LESSOR LEVERAGE; GRANT PARTICIPATIONS OR DISCOUNT OF CASH FLOW.

(a) Right of the Lessor to Leverage. The Lessor shall have the right following the Closing Date to pledge, mortgage or otherwise assign all or any portion of its right, title and interest in and to the Equipment, the Operative Documents and the Rents derived therefrom to one or more providers of debt financing upon terms and conditions satisfactory to it; provided that (i) the Lessor shall remain liable for all of its obligations under the Operative Documents, (ii) the pledgor, mortgagor or assignee shall not (unless a Default shall have occurred and be continuing) be a competitor of Lessee in the automotive parts industry (which, for avoidance of doubt, will not exclude any separate financing Affiliate of any such competitors or other institutional investors which may have a passive investment in any such competitor or its assets) and shall agree that, so long as no Default shall have occurred and be continuing, it will not interfere with the Lessee's rights under this Lease or the other Operative Documents, including the right to possession and use of the Equipment, and (iii) any such holder shall be a U.S. Person or, if any holder is not a U.S. Person, the Lessor shall have provided to the Lessee such assurances as the Lessee may reasonably request to ensure that the Lessee will have no liability or responsibility for U.S. withholding Taxes. The benefits from any such transaction shall inure to the benefit of the Lessor. The Lessee shall furnish its reasonable cooperation in effecting such transaction as requested from time to time by the Lessor, including, without limitation, (a) executing and delivering appropriate amendments to the Operative Documents, (b) executing and delivering other appropriate documents, and (c) furnishing appropriate certificates and estoppels; provided, however, in no event shall the Lessee be required to consent to any change that would (other than to a de minimus extent) adversely affect any of the economic terms of the Overall Transaction, materially diminish the rights of the Lessee or increase (other than, in the Lessee's good faith determination, to a de minimus extent) any of its costs, liabilities or obligations hereunder beyond those expressly stated in this
Section 28(a). In furtherance of any such transaction, Lessee agrees that the benefit of its representations, warranties and covenants contained herein and in any other Operative Document and the indemnification provisions of Sections 9 and 14 hereof shall be extended to include any Persons providing such financing and that for all purposes, such entities shall be deemed to be Indemnitees and/or Tax Indemnitees, as applicable. Lessor agrees that each such Person shall make customary ERISA and securities laws representations and warranties, and agree to recognize the Lessee's quiet enjoyment as set forth in
Section 22 hereof. On the date such Person becomes an Indemnitee and/or Tax Indemnitee, as applicable, such person must furnish duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any taxing authority in respect to any payments otherwise required to be made by the Lessee, pursuant to the Operative Documents which reduction or exemption may be available. The costs of any such financing transaction, and the reasonable expenses incurred by the Lessee in such cooperation (including the reasonable fees, expenses and disbursements of counsel to the Lessee), shall be borne by the Lessor.

(b) Right of the Lessor to Grant Participations or Discount Cash Flows. Without limiting Lessor's rights to leverage in Section 28(a), Lessee acknowledges that it has been advised that Lessor may act hereunder as agent for itself and one or more third parties (each being herein referred to as a "Participant" and, collectively, as the "Participants"); that the interest of the Lessor in the Overall Transaction or the interest of the Lessor in the Equipment, this Lease, Rent and the other related Operative Documents may be conveyed to, in whole or in part, and may be used as security for financing obtained from, one or more third parties without the consent of the Lessee (including, without limitation, the right to discount receivables under the Lease) if Lessor remains primarily liable hereunder and is acting as agent for such third parties (the "Syndication"). In the event of any such Syndication to a Participant, the Lessor's obligations under this Lease and the other Operative Documents shall remain unchanged, the Lessor shall remain solely responsible for the performance thereof and shall retain the rights and remedies provided to the Lessor thereunder, and the Lessee shall continue to deal solely and directly with the Lessor in connection with the Lessor's rights and obligations under this Lease and the other Operative Documents. The Lessee agrees that each Participant shall be directly entitled to the benefits of Sections 9 and 14 hereof with respect to its participation in the Overall Transaction. Lessor agrees that each such Participant shall recognize the Lessee's right to quiet enjoyment as set forth in Section 22 hereof. On the date such Person becomes an Indemnitee, such person must furnish duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any taxing authority in respect to any payments otherwise required to be made by the Lessee, pursuant to the Operative Documents which reduction or exemption may be available. The Lessee agrees to reasonably cooperate with the Lessor in connection with the Syndication, including the execution and delivery of such other documents, instruments, notices, estoppels, certificates and acknowledgments as reasonably may be required by the Lessor or such Participant; provided, however, in no event shall the Lessee be required to consent to any change that would (other than, in the Lessee's good faith determination, to a de minimus extent) adversely affect any of the economic terms of the Overall Transaction, materially diminish the rights of the Lessee or increase (other than, in the Lessee's good faith determination, to a de minimus extent) any of its costs, liabilities or obligations hereunder beyond those expressly in this Section 28(b). The costs of any such financing transaction, and the reasonable expenses incurred by the Lessee and the Lessor in such cooperation (including the reasonable fees, expenses and disbursements of counsel to the Lessee and the Lessor), shall be borne by the Lessor.

      29.   OWNERSHIP.

(a) Ownership of the Equipment. The parties hereto intend that (A) for financial accounting purposes with respect to Lessee and the Lessor (i) this Lease will be treated as an "operating lease" pursuant to Statement of Financial Accounting Standards (SFAS) No. 13, as amended, (ii) the Lessor will be treated as the owner and lessor of the Equipment and (iii) Lessee will be treated as the lessee of the Equipment, but (B) for federal, state and local income tax and all other purposes (x) this Lease will be treated as a financing arrangement, (y) the Lessor will be treated as a lender making loans to Lessee in an amount equal to the sum of the Lessor's Cost of the Equipment, which loans are secured by the Equipment and the other rights and interests specified in the Operative Documents, and (z) Lessee will be treated as the owner of the Equipment and will be entitled to all tax benefits ordinarily available to an owner of equipment like the

Equipment for such tax purposes. Lessor agrees (i) to treat Lessee as the owner of the Equipment on its federal, state and local income tax returns, (ii) not to take actions or positions inconsistent with such treatment on or with respect to any income tax return, and (iii) not to claim any income tax benefits available to an owner of the Equipment on or with respect to any income tax return, unless, in each case, it is required to do otherwise by Applicable Law or by the Internal Revenue Service (or any other taxing authority).

(b) Liens and Security Interests. The parties hereto further intend and agree that, for the purpose of securing Lessee's obligations for the repayment of the above-described loans and all amounts due to the Affiliate of Lessor acting as lessor under the Other Lease, (i) this Lease shall also be deemed to be a security agreement and financing statement within the meaning of Article 9 of the Uniform Commercial Code, as applicable; (ii) the conveyance provided for in
Section 3 shall be deemed a grant of a security interest in and a Lien on Lessee's beneficial ownership interest in the Equipment (including the right to exercise all remedies of a secured party under the UCC upon the occurrence of a Default) and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, investments, securities or other property, whether in the form of cash, investments, securities or other property, for the benefit of the Lessor to secure Lessee's payment of all amounts owed by Lessee under this Lease, the Other Lease and the other Operative Documents and by the Affiliate of Lessee acting as lessee under the Other Lease and the Lessee holds title to the Equipment so as to create and grant a first Lien and prior security interest in the Equipment pursuant to this Lease for the benefit of the Lessor and the lessor under the Other Lease, to secure to the Lessor the obligations of Lessee under this Lease and the lessee under the Other Lease; (iii) the possession by the Lessor or any of its agents of notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; and (iv) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from financial intermediaries, bankers or agents (as applicable) of Lessee shall be deemed to have been given for the purpose of perfecting such security interest under applicable law. The parties hereto shall, to the extent consistent with this Lease, take such actions as may be necessary to ensure that this Lease creates a security interest in the Equipment in accordance with this Section, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the Term. Nevertheless, Lessee acknowledges and agrees that the Lessor has not provided or will not provide tax, accounting or legal advice to Lessee regarding this Lease, the Operative Documents or the transactions contemplated hereby and thereby, or made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents, and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents as it deems appropriate.

(c) The parties hereto further intend and agree that in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any State or

Commonwealth thereof affecting any party hereto, the transactions evidenced by this Lease shall be regarded as loans made by an unrelated third party lender to Lessee to permit Lessee to acquire its interest in the Equipment and (ii) Lessor, as lessor under the Lease is the holder of a purchase money (acquisition) security interest in the Equipment. Lessee acknowledges that Lessor would not have entered this Lease and the transactions contemplated by the Operative Documents without the benefits of the holder of a security interest under Article 9 of the UCC. Lessee covenants with Lessor that to better insure the availability of such benefits, Lessee will not oppose any motion, petition or application filed by the Lessor with any bankruptcy court having jurisdiction over Lessee, whereby Lessor seeks recovery of possession of the Equipment under said Article 9 of the UCC. In the event that said Article 9 of the UCC is amended, repealed or if another statute is enacted in lieu thereof, Lessee and Lessor agree to take such reasonable action not inconsistent with this Lease as necessary to afford to Lessor, as nearly as possible, the rights and benefits under such amended or substituted statute as would be conferred if all benefits of a secured party under Article 9 of the UCC were fully available to Lessor.

(d)   Specifically, but without limiting the foregoing or the generality of
Section 3, Lessee hereby grants, bargains, sells, warrants, conveys, aliens, remises, releases, assigns, sets over and confirms to Lessor all of Lessee's right, title, and interest in and to the following: (i) each Item of Equipment and each part with respect thereto and all proceeds, both cash and noncash thereof; (ii) all rights, titles and interests whatsoever, in any way belonging, relating or appertaining to each Item of Equipment and each part with respect thereto, or which hereafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Lessee; (iii) all right, title and interest of Lessee in all supplies and materials, chattels, goods, consumer goods, inventory, warranties, chattel paper, documents, accounts, general intangibles, trade names, trademarks, servicemarks, logos (including any names or symbols by which the Equipment is known) and goodwill related thereto, and all other articles of personal property of every kind and nature whatsoever, tangible or intangible, now, heretofore or hereafter acquired and now, heretofore or hereafter (A) arising out of or related to the ownership of the Equipment, or (B) located in or on the Equipment, or (C) parts, appliances and accessories used or intended to be used with or in connection with the Equipment; (iv) all right, title and interest of Lessee in any and all leases, rental agreements and arrangements of any sort now or hereafter affecting the Equipment or any portion thereof and providing for or resulting in the payment of money to Lessee for the use of the Equipment or any portion thereof, whether the user enjoys the Equipment or any portion thereof or not, and irrespective of whether such leases, rental agreements and arrangements be oral or written, and including any and all extensions, renewals and modifications thereof (the "Subject Leases") and guaranties of the performance or obligations of any lessees thereunder, together with all income, rents, issues, profits and revenues from the Subject Leases (including all security deposits and all other deposits, whether held by Lessee or in a trust account, and all other deposits and escrow funds relating to any Subject Leases), and all the estate, right, title, interest, property, possession, claim and demand whatsoever at law, as well as in equity, of Lessee of, in and to the same; provided, however, that although this Lease contains (and it is hereby agreed that this Lease contains) a present, current, unconditional and absolute assignment of all of said income, rents, issues, profits and revenues, Lessee shall collect and apply such rental payments and revenues as provided in this Lease and the other Operative Documents; (v) all right, title and interest of Lessee to and under all agreements, contracts, consents, authorizations, certificates and other rights of every kind and character of any Governmental Authority affecting the Equipment, to the extent the same are transferable, maintenance contracts, leases of equipment, documents and agreements relating to the design, manufacture conversion, repair, refurbishment, maintenance or operation of the Equipment and all other contracts, licenses and permits now or hereafter affecting the Equipment and all guaranties and warranties with respect to any of the foregoing (the "Subject Contracts"); (vi) all right, title and interest of Lessee in any insurance policies or binders now or hereafter relating to the Equipment, including any unearned premiums thereon, as further provided in this Lease;
(vii) all right, title and interest of Lessee in any and all awards, payments, proceeds and the right to receive the same, either before or after any foreclosure hereunder, as a result of any temporary or permanent injury or damage to, taking of or decrease in the value of the Equipment by reason of casualty, condemnation or otherwise as further provided in this Lease; (viii) all right, title and interest of Lessee in all maintenance, escrow and all other deposits (and all letters of credit, certificates of deposit, negotiable instruments and other rights and evidence of rights to cash) now or hereafter relating to the Equipment or the purchase, conversion, refurbishment or operation thereof; (ix) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action; and
(x) all modifications, extensions, additions, improvements, betterments, renewals and replacements, substitutions, or proceeds of any of the foregoing, and all inventory, chattel paper, documents, instruments, equipment, parts, general intangibles and other property of any nature constituting proceeds acquired with proceeds of any of the Equipment described hereinabove; all of which foregoing items are hereby declared and shall be deemed to be a portion of the security for the indebtedness and all Rent due hereunder and under the Other Lease, a portion of the above described collateral being incorporated into or otherwise installed on or constituting part of any Equipment.

     30.   MISCELLANEOUS.

(a) Entire Agreement. This Lease, the Equipment Schedule delivered in accordance with the terms hereof and the other Operative Documents constitute the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or altered in any manner except by a document in writing executed by the parties.

(b) Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c) Survival. The representations, warranties and covenants of Lessee and Lessor herein shall be deemed to be continuing and to survive the closing hereunder. The obligations of Lessee under Sections 9, 13, 14 and 24 which accrue during the term of this Lease and obligations which by their express terms survive the termination of this Lease, shall survive the termination of this Lease.

(d) Lessor's Right to Perform for Lessee. If Lessee fails to perform any of its obligations hereunder, Lessor shall have the right, but shall not be obligated, to effect such performance (provided, however, Lessor shall not have the right to perform any such action without at least 5 Business Days prior notice to Lessee) and the amount of any out of pocket and other expenses of Lessor incurred in connection with such performance, together with interest thereon at the Late Charge Rate, shall be payable by Lessee upon demand.

(e) Notices. All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other parties at their respective address stated below the signature of such party or at such other address as such party shall from time to time designate in writing to the other parties; and shall be effective from the date of mailing.

(f) Confidentiality. Each of the parties hereto agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees, and agents, including accountants, auditors, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Lease,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating hereto or the enforcement of rights hereunder,
(f) to any permitted assignee or any prospective permitted assignee any of its rights or obligations under this Lease (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (g) with the consent of Lessee or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 30(f) or becomes available to such Person on a nonconfidential basis from a source other than Lessee or Guarantor.

            For the purposes of this Section 30(f), "Information" means all information received from Lessee or Guarantor relating to Guarantor or Lessee or their business pursuant to Section 5.1(a) of the Guarantee and Section 6(a)(i) or Section 14(b) hereof, other than any such information that is available to any party hereto on a nonconfidential basis; provided that, in the case of information received from Guarantor or Lessee (other than pursuant to Section 14(b) hereof which shall always be deemed confidential), such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 30(f) shall be considered to have complied with its obligations to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                                  * * * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the day and year first above set forth.

TEXTRON AUTOMOTIVE EXTERIORS INC.
as Lessee

By:  /S/ John R. Clark
    ----------------------------------
Its: Vice President
    ----------------------------------

TEXTRON AUTOMOTIVE INTERIORS INC.
as Lessee

By: /S/ John R. Clark
    ----------------------------------
Its: Vice President
    ----------------------------------

Address for Lessees:           c/o Collins & Aikman Products Co.
                               5755 New King Court
                               Troy, Michigan  48098
                               Attn: Chief Financial Officer
                               Fax:  (248) 824-1522

with a copy to:                Attn: General Counsel
                               Fax:  (704) 548-2085

IAC TAX V, LLC

By: /S/ R. Rodney Weaver
    ----------------------------------
Its:
    ----------------------------------

Address:                       c/o Textron Financial Corporation
                               40 Westminster Street
                               Providence, Rhode Island  02940
                               Attn: General Counsel
                               Fax:  (401) 621-5040

                                         EXHIBIT B TO EQUIPMENT LEASE AGREEMENT

                             DEFINITIONS RELATING TO
                            EQUIPMENT LEASE AGREEMENT

     For purposes of this Exhibit, all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with generally accepted accounting principles. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. A reference in this Exhibit to any document includes an amendment or supplement to, or replacement or novation of, that document unless otherwise expressly provided herein or in the Lease. A reference in this Exhibit to a party to a document includes that party's successors and permitted assigns. A reference in this Exhibit to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form.

     "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person.

     "After-Tax Basis" shall mean, with respect to any payment to be received or deemed to have been received by any Person, the amount of such payment (the "Base Payment") supplemented by a further payment (the "Additional Payment") to that Person so that the sum of the Base Payment plus the Additional Payment shall, after deducting from such payments the amount of all taxes required to be paid by such Person in respect of the receipt or accrual of such payments (taking into account any credits or deductions arising therefrom and the timing thereof), be equal to the Base Payment. Such calculations shall be made, with respect to all taxes, on the basis of the amounts actually required to be paid by the recipient.

     "Alterations" shall have the meaning assigned to such term in Section 7(g) of the Lease.

     "Applicable Laws" shall mean all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment and including any tax laws).

         "Appraisal" shall mean a written appraisal report describing the Equipment being made subject to the Lease.

     "Appraisal Procedure" shall mean the following procedure for determining the Fair Market Value or any other amount or value as the case may be, of any property: If either party shall have given written notice to the other party requesting determination of such value by the Appraisal Procedure, the parties shall consult for the purpose of appointing a qualified independent appraiser by mutual agreement. If no such appraiser is so appointed within 15 days after such notice is given, each party shall appoint a qualified independent appraiser within 20 days after such notice is given. If one party appoints an appraiser pursuant to the preceding sentence, the appraisal shall be made by such appraiser if the other party fails to appoint a second appraiser within the applicable time limit. If both parties appoint appraisers, the two appraisers so appointed shall within 30 days after such notice is given, appoint a third independent appraiser. If no such third appraiser is appointed within 30 days after such notice is given, either party may apply to the American Arbitration Association to make such appointment, and both parties shall be bound by any such appointment. Any appraiser or appraisers appointed pursuant to the foregoing procedure shall be instructed to determine the Fair Market Value or such other amount or value of such property within 60 days after their appointment. If the parties shall have appointed a single appraiser, his determination of value shall be final. If three appraisers shall be appointed, each of the values determined by the three appraisers shall be averaged, the determination which differs most from such average shall be excluded, the remaining two determinations shall be averaged and such average shall be final.

     "Appraiser" shall mean Asset Control Services, Inc.

     "Bankruptcy Default" shall mean a Potential Default of the type described in subclause (iv) of Section 15(a) of the Lease.

     "Basic Rent" shall mean aggregate periodic rent payable for the Equipment during the Basic Term thereof pursuant to Section 4(a) of the Lease and Annex A of the Equipment Schedule.

     "Basic Term" shall mean with respect to the Equipment, the three (3) year period commencing on the Basic Term Commencement Date and ending at the end of the day on the last day of such Basic Term, unless earlier terminated in accordance with the terms of the Lease.

     "Basic Term Commencement Date" shall mean the Closing Date.

     "Bills of Sale" shall have the meaning assigned to such term in the Contract of Sale.

     "Bison Closing" shall mean the closing of the transactions contemplated by the Purchase Agreement dated as of August 7, 2001, as amended and restated as of November 30, 2001, pursuant to which the Guarantor is to acquire certain subsidiaries of Textron Inc. including, without limitation, Exteriors and Interiors.

     "Bison Closing Date" shall mean the date of the Bison Closing.

     "Bison Credit Agreement" shall mean that certain Credit Agreement dated as of December __, 2001 among the Guarantor and certain of its Affiliates and the Lenders and Agents identified therein.

     "Business Day" shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in the State of Rhode Island or New York, New York are authorized by law or other governmental action to close.

     "C&A" shall mean Collins & Aikman Products Co.

     "Claims" shall mean any and all costs, expenses, disbursements, liabilities, obligations, losses, damages, penalties, fines, judgments, proceedings, administrative or judicial orders, settlements, utility charges, actions or suits or claims of whatsoever kind or nature (whether or not on the basis of negligence, strict or absolute liability or liability in tort) and shall include, but not be limited to, all reasonable out-of-pocket costs, disbursements and expenses (including legal fees and expenses) paid or incurred by an Indemnitee in connection therewith or related thereto.

     "Closing Date" shall mean the date the Lessor and the Lessee execute and deliver the Lease.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor U.S. federal income tax statute.

     "Contract of Sale" shall mean the Contract of Sale (Equipment) dated as of December __, 2001 among Interiors, Exteriors and Lessor.

     "Default" shall have the meaning assigned to such term in Section 15(a) of the Lease.

     "EH&S" shall have the meaning assigned to such term in Section 14(b)(ii) of the Lease.

     "EH&S Program" shall have the meaning assigned to such term in Section 14(b)(ii) of the Lease.

     "Environmental Claim" shall mean any Claim arising under or relating to any Environmental Law.

     "Environmental Laws" shall mean applicable federal, state or local laws (including without limitation, common law), ordinances, rules or regulations of any Governmental Authority relating to pollution or protection of human health, safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata, natural resources, aquatic species, vegetation or wetlands), including, without limitation, those governing the use, storage, handling, treatment, transportation or disposal of any substance due to potential impacts of same on human health, safety or the environment.

     "Equipment" shall mean the items of equipment described on the Equipment Schedule, together with all additions, attachments, appliances, parts, instruments, appurtenances, accessories, furnishings and other parts of whatever nature which may from time to time be incorporated or installed in or attached to such Equipment and which vests in Lessor in accordance with the terms of the Lease and any and all replacements, substitutions or exchanges therefor.

     "Equipment Schedule" shall mean Exhibit A to the Lease setting forth the Equipment will be subject to the Lease.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Fair Market Value" shall be determined in an arm's length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. In such determination, it shall be assumed that the Equipment is available for immediate use in the condition required by the terms of the Lease; provided, however, for purposes of Section 15 of the Lease, Fair Market Value will be determined on an "as-is, where-is" basis.

     "Final Determination" means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, or in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in net operating loss carry forward or a business credit carry forward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., where all administrative appeals have been exhausted by all parties thereto), (ii) a closing agreement entered into under Section 7121 of the Code, or any other final settlement agreement entered into in connection with an administrative or judicial proceeding, as otherwise permitted within the relevant Operative Document, or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

     "Fixed Rate Renewal Rent" shall have the meaning set forth in Section 18(b) of the Lease.

     "Fixed Rate Renewal Term" shall have the meaning set forth in Section 18(a) of the Lease.

     "GAAP" shall mean generally accepted accounting principles, consistently applied.

     "Governmental Authority" shall mean any federal, state, county, municipal or other United States federal, state or local governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi-governmental authority.

     "Guarantee" shall mean the Guarantee dated as of the Bison Closing Date by Guarantor in favor of the Lessor and the Investor as amended, supplemented or modified from time to time.

     "Guarantor" shall mean Collins & Aikman Products Co. and its successors and permitted assigns.

     "Hazardous Materials" shall mean any pollutants, contaminants or hazardous substances, hazardous wastes, toxic substances, regulated substances and wastes, radioactive materials, polychlorinated biphenyls, asbestos and any other chemical or other material, substance or waste that is prohibited, limited or regulated under Environmental Laws.

     "Indebtedness" means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property (other than current trade payables and accrued liabilities incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments,
(iii) obligations with respect to any conditional sale or title retention agreement relating to property acquired by such Person, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts,
(v) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), (vi) obligations under capital leases and (vii) guarantees in respect of the foregoing.

     "Indemnitee" shall have the meaning assigned to such term in Section 14(a) of the Lease.

     "Independent Inspector" shall have the meaning assigned to such term in
Section 13 of the Lease.

     "Information" shall have the meaning assigned to such term in Section 30(f) of the Lease.

     "Item of Equipment" means any portion of the Equipment that is an individual piece of Equipment severable from the remaining Equipment and capable of individual operation or replacement consistent with the terms of the Lease.

     "Investor" shall mean Textron Financial Corporation, a Delaware corporation ("TFC or Investor"), and its successors and permitted assigns.

     "Late Charge Rate" shall mean 2% over the rental rate otherwise applicable hereto.

     "Lease" shall mean the Equipment Lease Agreement dated as of December __, 2001 by and among Lessor and Lessee and such other amendments as Lessee and Lessor may from time to time agree.

     "Lease Period" means, each successive period commencing on, and including, a Rent Payment Date (or the Closing Date in the case of the first Lease Period) and ending on, but excluding, the next Rent Payment Date (or the last day of the Basic Term, in the case of the last Lease Period).

     "Lease Termination Date" means the date on which the Lease terminates pursuant to Section 15 or Section 18 thereof after the final Fixed Rate Renewal Term.

     "Lessee" shall mean jointly, severally and collectively each of Textron Automotive Exteriors Inc., a Delaware corporation and Textron Automotive Interiors Inc., a Delaware corporation, and their successors and permitted assigns.

     "Lessee Person" shall mean (i) the Lessee, (ii) any sublessee of the Equipment, (iii) any Affiliate, transferee, successor or assignee of Lessee.

     "Lessor" shall mean IAC TAX V, LLC, a Delaware limited liability company, in its capacity as lessor under the Lease, and its successors and permitted assigns.

     "Lessor's Cost" shall mean, with respect to each Item of Equipment, the Lessor's Cost for such Item of Equipment as set forth on the Equipment Schedule and with respect to all of the Equipment, the aggregate Lessor's Cost of all Items of Equipment.

     "Lessor's Lien" means any lien, claim or encumbrance on the Equipment arising from or attributable to (i) claims against Lessor not related to the Operative Documents or the transactions contemplated thereby, (ii) any act or omission by Lessor not related to the transactions contemplated by the Operative Documents, (iii) any breach or violation of any of the obligations by Lessor under the Operative Documents, or (iv) Taxes imposed upon Lessor for which Lessee is not obligated to indemnify Lessor or any Indemnitee pursuant to the Lease.

     "Lien" shall mean any mortgage, pledge, lien, charge, encumbrance, lease, rights, security interest or claim.

     "Limited Recourse Amount" shall mean, with respect to any Item of Equipment on any date, the amount equal to the Termination Value with respect to such Item of Equipment then subject to the Lease on such date, less the Maximum Residual Guarantee Amount as of such date with respect to such Item of Equipment.

     "Loss Payment Date" shall mean each date specified on Annex D (Termination Values) to the Equipment Schedules.

     "Marketing Period" shall mean the period commencing on the date six (6) months prior to the Lease Termination Date as then in effect.

     "Maximum Residual Guarantee Amount", for the Items of Equipment then subject to the Lease, shall mean an amount equal to the product of (i) the Lessor's Cost for such Equipment multiplied by (ii) the Maximum Residual Percentage for such Equipment.

     "Maximum Residual Percentage" shall mean, at any date of determination, with respect to the Items of Equipment then subject to the Lease, the applicable percentage of Lessor's Cost of such Equipment set forth below, which may be made recourse to the Lessee:

        End of Year:                   Maximum Residual Percentage
        -----------                    ---------------------------
        Year 3                                 77.24%
        Year 4                                 65.34%
        Year 5                                 45.10%
        Year 6                                 23.67%

     "Moody's" shall mean Moody's Investors Services, Inc. (or any successor thereto that is a nationally recognized rating organization.

     "Mortgages" shall mean (i) the Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statements by Exteriors or Interiors in favor of Lessor covering real property located in Columbia, Missouri and Rantoul, Illinois, (ii) the Deed of Trust for Athens, Tennessee, and (iii) the Deed to Secure Debt for Americus, Georgia.

      "Net Proceeds Shortfall" shall mean the amount by which the proceeds of the sale of an Item of Equipment described in Section 20(a) of the Lease (net of all expenses of sale) are less than the Limited Recourse Amount for such Equipment.

     "Operative Documents" shall mean the Lease, the Other Lease, the Contract of Sale, the Bills of Sale and the Guarantee and the Mortgages,

     "Other Lease" shall mean the Lease Agreement dated as of the date hereof among Textron Canada Limited as Lessee and Textron Financial Canada Limited as Lessor relating to equipment located in Canada.

     "Overall Transaction" shall mean the transactions contemplated by the Lease and the Other Lease.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its functions under ERISA.

     "Permitted Investments" shall mean collectively (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof, in each case maturing within 90 days from the date of creation thereof and, at the time of acquisition, having a rating of at least "A" from either Standard & Poors Corporation or Moody's Investor Services, Inc., (iii) certificates of deposit, time deposits or bankers' acceptances maturing within 90 days from the date of acquisition thereof issued by commercial banks organized under the laws of the United States of America or any State thereof or the District of Columbia or U.S. Dollar deposits with any foreign branches of such commercial banks or with any U.S. branches of commercial banks organized outside of the United States, in each case having combined capital and surplus of not less than $500,000,000 and a rating of at least "A" from a nationally recognized rating agency, (iv) money market funds registered under the Investment Company Act of 1940, the portfolio of which is limited to the securities specified in clause (i) above, and (v) repurchase agreements secured by securities specified in clause (i) above.

     "Permitted Lien" shall mean any lien, claim, charge, encumbrance or security interest described in Section 10(a) through (e) of the Lease.

     "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, nonincorporated organization or government or agency or political subdivision thereof.

     "Plan" shall mean an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or a plan described in Section 4975(e)(1) of the Code.

     "Potential Default" shall mean any event which with the giving of notice or the lapse of time or both would constitute a Default.

      "Purchase Option Date" shall mean the Purchase Option Dates specified in Annex C to the Equipment Schedule.

     "Purchase Option Price" shall mean the Purchase Option Prices specified in Annex C to the Equipment Schedule.

     "Purchase Price" shall mean, with respect to each Item of Equipment, the Purchase Price for each Item of Equipment as set forth on the Equipment Schedule and with respect to all of the Equipment the aggregate Purchase Price of all Items of Equipment.

     "Related Indemnitee" shall have the meaning assigned to such term in
Section 14(a) of the Lease.

     "Reasonable Basis" has the meaning set forth in Section
6662(d)(2)(B)(ii)(II) of the Code (or such other level of confidence required by the relevant statutory Tax regime or the Code at that time to avoid the imposition of penalties).

     "Renewal Term" shall mean any term in respect of which Lessee shall have exercised its option to renew the Lease pursuant to Section 18 thereof.

     "Rent" shall mean all Basic Rent and Supplemental Rent.

     "Rent Payment Date" shall mean each date specified on Annex A to the Equipment Schedule during the Term of the Lease for which Basic Rent is scheduled to be paid.

     "Responsible Officer" shall mean, with respect to any Person, the Chairman, the President, any Vice President, Treasurer, Secretary or any Manager and any other executive corporate officer (or holder of an equivalent position for a nonincorporated Person) who in the normal performance of his operational responsibilities would have knowledge of such matter and the requirements with respect thereto.

     "Specified Potential Default" shall mean a Potential Default of the type described in subclause (i) or (iv) of Section 15(a) of the Lease.

     "Supplemental Rent" shall mean all amounts, liabilities, and obligations (other than Basic Rent) which Lessee is obligated to pay under the Lease or any other Operative Document to Lessor, Investor or others, including, without limitation Termination Value payments.

     "Tax Indemnitee" shall have the meaning assigned to such term Section 9(a) of the Lease.

     "Taxes" shall mean any and all liabilities, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings, (including, without limitation, (i) real and personal property taxes, including personal property taxes on the Equipment covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes, tangible and intangible taxes); (iii) any excise tax; (iv) transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes, and documentary recording taxes and fees; (v) taxes that are in the nature of franchise, income, value added, gross receipts, privilege or doing business taxes, license and registration fees; and (vi) any Tax imposed by the PBGC) and in each case all penalties, fines or interest thereon or addition thereto, imposed by any Governmental Authority.

     "Term" shall mean the full term of the Lease with respect thereto, including the Basic Term and any Renewal Terms.

     "Termination Value" shall have the value designated on Annex D to the Equipment Schedule for any applicable Rent Payment Date.

     "Total Loss" shall mean (i) the actual or constructive total loss of an Item of Equipment to such extent as shall make repair thereof uneconomical (in Lessee's reasonable discretion) or shall render such Item of Equipment unfit for normal use for any reason whatsoever, or (ii) the taking of title to an Item of Equipment or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of use of such Item of Equipment.

     "Transaction Costs" shall have the meaning assigned to such term in
Section 23 of the Lease.

     "Transferee" shall have the meaning assigned to such term in Section 16(b) of the Lease.

     "U.S. Person" shall have the meaning set forth under Section 7701(a)(30) of the Code.

                                         EXHIBIT C TO EQUIPMENT LEASE AGREEMENT

                       [Form of Lessor Transfer Agreement]

                                 FORM OF LESSOR
                       ASSIGNMENT AND ASSUMPTION AGREEMENT

          ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of ____________, 20__ (the "Agreement"), between _______________ Corporation, a [Delaware] corporation (the "Transferor"), and ____________________, a __________
corporation (the "Transferee").

          WHEREAS, the parties hereto desire to (a) evidence the transfer by the Transferor to the Transferee of ____% of Transferor's present and future right, title and interest of the Transferor (except as reserved below) in and to the Equipment Lease Agreement dated as of December ___, 2001 (as at any time amended, the "Lease"), among the Transferor and Textron Automotive Exteriors Inc. and Textron Automotive Interiors Inc. jointly, severally and collectively as "Lessee", and any other Operative Documents, if any, to which the Transferor has become a party or which the Transferor has become bound, and the proceeds from the foregoing (such interests being herein referred to as the "Transferred Share"); and (b) effect the assumption by the Transferee of the obligations of the Transferor in respect of the Transferred Share; and

          WHEREAS, the Lease permits such transfer and assumption to be effected upon the fulfillment of certain conditions, which conditions heretofore have been or concurrently with the execution and delivery hereof are being fulfilled;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1. DEFINITIONS. For purposes of this Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Lease.

          SECTION 2. ASSIGNMENT. The Transferor has, prior to or concurrently with the execution and delivery of this Agreement, by separate instrument, transferred unto the Transferee as of the date hereof the Transferred Share, together with all other documents and instruments evidencing any of such right, title and interest, except such rights of the Transferor as have arisen or accrued in favor of the Transferor prior to the date of this Agreement and certain other rights of the Transferor.

          SECTION 3. ASSUMPTION. The Transferee hereby assumes, and covenants and agrees to pay, perform and discharge, all of the obligations of the Transferor with respect to the Transferred Share as "Lessor" arising or accruing from and after the effective date of this

Agreement. The Transferee hereby confirms that it shall be deemed a party to the Operative Documents and that it shall, to the extent of its assumption thereof set forth herein, be bound by all the terms thereof as if therein named as Lessor.

          SECTION 4. REPRESENTATIONS AND WARRANTIES. The Transferee represents and warrants that:

          (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of _________________;

          (b) it has all requisite power and authority and legal right to enter into and carry out the transactions contemplated by this Agreement and to carry out and perform (to the extent of its assumption thereof set forth herein) the obligations of the Transferor as Lessor under the Operative Documents, and, upon giving effect to the assumption contemplated hereby, it will not be in breach of any covenant, agreement or condition required to be performed or observed by the Transferor as Lessor under the Operative Documents;

          (c) on and as of the date hereof (and after giving effect to Section 3), the representations and warranties of the Transferor as Lessor set forth in Section 5(b) of the Lease are true and correct as to and as if made by the Transferee (and, for the purposes thereof, the term "Operative Documents" shall include this Agreement);

          (d) the transfer to it of the Transferred Share shall not violate the Securities Act or any provision of any other Applicable Law; and

          (e) no part of the funds to be used by the Transferee to acquire Transferor's right, title and interest Lessor constitute assets of a Plan.

          SECTION 5. BENEFICIARIES. The Lessee and its respective successors and permitted assigns are intended beneficiaries of, and may rely upon the representations, warranties, covenants and agreements contained in, this Agreement.

          SECTION 6. EFFECTIVE DATE. This Agreement and the assignment and assumption effected hereby shall be effective from and after the date first above written upon satisfaction of the conditions (other than as to the entry into this Agreement) specified in Section 16 of the Lease.

          SECTION 7. AMENDMENTS. This Agreement may only be amended, modified or terminated by an instrument in writing signed by all of the parties to the Lease.

          SECTION 8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          SECTION 9. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, all such counterparts together constituting but one and the same instrument.


                                 * * * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                          TRANSFEROR

                                          By:__________________________________
                                               Name:
                                               Title:
                                          Mailing Address of Transferor:


                                          [TRANSFEREE]

                                          By:__________________________________
                                               Name:
                                               Title:
                                          Mailing Address of Transferee: